EXHIBIT 10.22

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 22day of March, 2011, by and between 2061 86TH STREET LLC, having an address c/o Wharton Realty, 500 Fifth Avenue, 54th Floor, New York, New York 10110 (“Seller”), and AMERICAN REALTY CAPITAL III, LLC, a Delaware limited liability company authorized to transact business in the State of New York, having an address at 405 Park Avenue, 15th Floor, New York, New York 10022 (“Purchaser”), and, subject to Article 19, Purchaser’s permitted successors and assigns.

W I T N E S S E T H:

In consideration of the mutual promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Seller and Purchaser covenant and agree as follows:

Article 1.                      Premises.

1.1           Premises.  Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller, upon the terms, covenants and conditions hereinafter set forth (a) all of Seller’s right, title and interest in and to the land designated as Block 6346, Lots 53 and 54, on the Kings County Tax Map (the “Land”), (b) together with all building(s) and improvements situated on the Land (collectively, the “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building, to the extent owned by Seller and not owned by the Tenant (hereinafter defined) of the Building (collectively, the “Premises”).  The Premises are located at or known as and by the street address 2061-2063 86th Street, Brooklyn, New York.

Article 2.                      Purchase Price; Acceptable Funds.

2.1           The purchase price for the Premises is SIX MILLION ONE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SEVEN and 00/100 DOLLARS ($6,166,667.00) (the “Purchase Price”), and is payable by Purchaser as follows:

(a)           THREE HUNDRED EIGHT THOUSAND FIVE HUNDRED and 00/100 DOLLARS ($308,500.00), by wire transfer of immediately available federal funds payable to Chicago Title Insurance Company (Philadelphia, PA)(“Escrow Agent”), within three (3) business days following the execution and delivery of this Agreement, as a downpayment toward the Purchase Price (the “Downpayment”), which Downpayment shall be deemed to have been made for the account of Seller and held and disbursed by Escrow Agent pursuant to the further terms and conditions of this Agreement; and

(b)           The balance of the Purchase Price, in an amount equal to the difference between the Purchase Price and the Downpayment, subject to adjustment as provided for herein (the “Balance”) on the Closing Date (as hereinafter defined), by wire transfer of immediately available Federal funds to an account or accounts designated by Seller (which Closing and wire transfer shall be facilitated through the Title Company, unless otherwise agreed to in writing by Seller and Purchaser).

Article 3.                      Closing.

3.1           The closing of title to the Premises (the “Closing”) shall take place at 10:00 a.m., on the date which is thirty (30) days following the expiration of the Due Diligence Period (hereinafter defined) (the “Scheduled Closing Date”).  The date on which the Closing shall occur shall be referred to herein as the “Closing Date”.

3.2           Purchaser shall be entitled to adjourn the Scheduled Closing Date for up to thirty (30) days, which adjournment shall be made upon not less than five (5) business days prior written notice to Seller setting forth such adjourned date; provided, however, that as a condition thereof (i) Purchaser shall deposit the sum of $308,500.00 (the “Supplement Downpayment”) with Escrow Agent upon requesting such adjournment; and (ii) Purchaser shall be obligated to close title to the Premises, in accordance with the terms and conditions of this Agreement, at 10:00 a.m. on such adjourned date, if such date shall be a business day, or if not, on the first (1st) business day thereafter (the “Outside Closing Date”).  The Supplemental Downpayment, if and when made, shall be added to, and become a part of, and disbursed in the same manner, as the Downpayment.

3.3           The Closing shall be consummated in escrow through the Title Company.  Neither party shall be required to be present at the Closing, unless otherwise agreed to by the parties.  Purchaser and Seller agree to cause all documents and deliverables required to be delivered by the parties hereunder to be delivered to the Escrow Agent prior to the Closing Date and the Title Company shall disburse the documents and funds on the Closing Date.

3.4           Notwithstanding anything to the contrary contained herein, if Purchaser shall finance any portion of the Purchase Price, and if Purchaser’s lender shall so require (and if such lender will not agree to a closing facilitated through the Title Company), the Closing shall occur, at the offices of Purchaser’s lending institution or its counsel in New York City, or in Nassau or Westchester County.  Nothing herein contained shall be deemed to create a financing contingency or to condition Purchaser’s obligations hereunder on Purchaser’s ability to obtain financing, and this shall be deemed to be an “all cash” transaction.

Article 4.                      Permitted Exceptions.

4.1           The Premises shall be sold and conveyed, and Purchaser shall accept title to the Premises, subject to the following matters (collectively, the “Permitted Exceptions”):

(a)           All covenants, easements, reservations, restrictions and agreements of record affecting the Premises, provided same do not (i) render title to the Premises uninsurable at regular rates without the payment of additional premium; (ii) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Lease (hereinafter defined); (iii) impose any monetary obligation on Purchaser or any successor in title; or (iv) require the removal of any part of the Building constituting the Premises;

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(b)           Any and all present and future laws, regulations, restrictions, requirements, ordinances, resolutions and orders affecting the Premises, including, without limitation, any laws relating to zoning, building, and the use and occupancy of the Premises, provided same do not (i) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Lease; (ii) impose any additional monetary obligation on Purchaser or any successor in title; or (iii) require the removal of any part of the Building constituting the Premises;

(c)           Real estate taxes, subject to adjustment at Closing, as provided for herein;

(d)           Minor encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises, provided same do not render title to the Premises uninsurable at regular rates;

(e)           Grants of licenses or easements or other rights in favor of any public or private utility company or governmental entity for, or pertaining to, utilities, sewers, water mains or drainage, whether or not of record, provided same do not (i) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Lease; (ii) render title to the Premises uninsurable, at regular rates; or (iii) require the removal of any part of the Building constituting the Premises;

(f)           Any state of facts or physical condition which are set forth on the survey of the Premises attached hereto as Exhibit D, and any state of facts shown on an update of such survey provided they do not render title to the Premises uninsurable, at regular rates;

(g)           Street vaults and coal chutes, if any;

(h)           Sidewalk Notices and Violations, if any (subject to Article 6 herein);

(i)           Boiler Notices and Violations, if any (subject to Article 6 herein);

(j)           Party Wall Agreements, if any;

(k)           Any other matters that would constitute Objections (as defined in Section 5.1 hereof) and with respect to which the Title Company (hereinafter defined) or any other title insurer licensed to do business in the State of New York (issuing a policy through Fidelity National Title Insurance Company, First American Title Insurance Company of New York, Old Republic National Title Insurance Company or Stewart Title Insurance Company; the “Alternate Title Company”) will insure title to the Premises free of such Objections, at regular rates without the payment of additional premiums;

(l)           The standard printed exceptions appearing on the title insurance commitment issued by the Title Company;

(m)           Zoning regulations and ordinances which are not violated by the existing structures or present use thereof and which do not render title uninsurable;

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(n)           The Lease;

(o)           Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that (i) none of such rights imposes any monetary obligation on the owner of the Premises; and (ii) same shall not prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Lease; and

(p)           Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

4.2           The Permitted Exceptions shall not constitute grounds for objection by Purchaser, and Seller shall have no obligation to remove any Permitted Exception as a condition to Purchaser’s obligation to purchase the Premises in accordance with this Agreement.

Article 5.                      State of Title; Objections.

5.1           Purchaser, at Purchaser’s sole cost and expense, shall order a title report for the Premises from Chicago Title Insurance Company (the “Title Company”), within ten (10) days after the date of this Agreement.  The Title Company shall be given instructions to provide a copy of the title report, legible copies of any covenants, easements and other items listed as exceptions, and all searches made in connection therewith, to the attorney for Seller.  A copy of the title report, or any subsequent update thereof, delivered to Seller’s attorney shall constitute Purchaser’s notice of title defects with respect to the matters set forth therein which are not Permitted Exceptions and which in fact or in law render title to the Premises uninsurable in accordance with the terms and conditions of this Agreement (“Objections”).

5.2           [Intentionally Omitted]

5.3           Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of the Objections, but the foregoing shall not permit Seller to refuse to pay off at Closing, to the extent of the monies payable at Closing, mortgages on the Property, of which Seller has actual knowledge, up to $250,000 of judgments and federal tax liens against Seller, Administrative Charges (hereinafter defined) and pay off or bond mechanic’s liens, other than those for work performed at the request of Tenant for which Tenant shall be responsible under the Lease.  Seller, however, at its sole option, may attempt to eliminate or modify all or a portion of the Objections to Purchaser’s reasonable satisfaction prior to the Closing Date or within such additional period of time (up to sixty (60) days in the aggregate thereafter), for which Seller shall have the right to adjourn the Closing.  In the event Seller is unable, or unwilling to attempt to eliminate or modify all of the Objections to the reasonable satisfaction of Purchaser (other than an objection which Seller is obligated to cure pursuant to this Agreement), Seller shall provide written notice to Purchaser of those Objections Seller will not attempt or be able to cure (“Seller’s Notice”).  Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice thereof to Seller by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement), or (ii) five (5) business days after Seller’s Notice, time being of the essence to the giving of Purchaser’s notice or (y) proceed to Closing without adjustment to the Purchase Price (provided, however, that if there shall be judgments and/or federal tax liens against Seller which exceed S250,000.00 in the aggregate, and if Purchaser shall not cancel the Contract pursuant to the immediately preceding sentence, then at the Closing, Purchaser shall receive a credit against the Purchase Price in the amount of $250,000.00).  If Purchaser shall duly give such termination notice, then this Agreement shall thereupon terminate, and upon such termination, Purchaser shall be entitled to the return of the Downpayment with all interest earned thereon, and reimbursement for the cost of title examination and a survey or survey update, and neither party shall have any obligation hereunder other than the Surviving Obligations (as hereinafter defined).

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5.4           Notwithstanding anything to the contrary contained herein, at Closing, Seller, in Seller’s discretion, shall be permitted to (i) use any portion of the Balance to remove or discharge any Objection(s) or (ii) deposit with the Title Company monies (which may include a portion of the Purchase Price) and/or documents sufficient to effect the issuance of title insurance in favor of Purchaser free of any Objection(s), or with insurance against enforcement or collection out of the Premises in favor of Purchaser and Purchaser’s mortgage lender (if any) and, subject to compliance with Title Company’s requirements and payment of applicable premiums, their respective successors and assigns.  If written request is made by Seller or Seller’s attorneys not less than two (2) days prior to the Closing, Purchaser shall, in accordance with the provisions of Article 2 hereof, deliver separate checks, or wire funds to separate accounts, aggregating the amount of the Balance, to facilitate the removal and discharge of any Objection(s) and the discharge of Seller’s other monetary obligations under this Agreement or as otherwise required by Seller.

Article 6.                      Responsibility for Violations.

6.1           Purchaser shall acquire the Premises subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction thereof against or affecting the Premises (the “Violations”) except that Seller shall pay at or before the Closing, any and all monetary liens, fines, fees, penalties, and interest imposed with respect to such Violations through the Closing Date (“Administrative Charges”).

6.2           Notwithstanding the foregoing or anything to the contrary contained herein, Seller shall not be responsible for paying any Administrative Charges, if the same shall be the responsibility of the Tenant pursuant to the terms and conditions of the Lease and if the Tenant shall not then be in monetary default under the Lease as of the Closing Date (“Tenant Violations”).  Purchaser shall accept title to the Premises subject to any and all Tenant Violations, without abatement of the Purchase Price by reason thereof.

Article 7.                      Condition of the Premises; “As-Is”.

7.1           Purchaser acknowledges that, between the date hereof and the expiration of the Due Diligence Period, Purchaser shall inspect the Premises, and shall become familiar with the physical condition and state of repair thereof, and all other matters relating to the Premises, it being acknowledged by Purchaser that Purchaser has had (or during the Due Diligence Period shall have) a sufficient opportunity to perform all of Purchaser’s due diligence with respect to the Premises, and shall accept the Premises “as is”, “where is”, as of the date of this Agreement, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction or credit or abatement in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Agreement.  Except as expressly set forth in this Agreement, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Premises, the condition of Seller’s title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Premises, the expenses of operation and maintenance thereof, the present or prospective rental income therefrom, or any other matter or thing affecting or relating to the whole or any part of the Premises, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations.

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7.2           Purchaser hereby acknowledges its reliance solely on its own examination, inspection and evaluation of the Premises, and not on any warranties or representation, whether express or implied, from Seller, except those warranties and representations expressly made by Seller in this Agreement.  Except as expressly set forth in this Agreement to the contrary, Purchaser releases Seller, any person, entity or party related to or affiliated with Seller (the “Seller Related Parties”) and their respective successors and assigns from and against any and all claims which Purchaser or any person, entity or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Premises, including the documents and information referred to herein, the Lease and the Tenant thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, including, but not limited, to mold, and, except as expressly set forth in this Agreement to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief.  This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action.  The provisions of this Section 7.2 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.  To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.  Notwithstanding the foregoing, nothing contained herein shall relieve, release or limit Seller’s liability for Seller’s Surviving Obligations.

Article 8.                      Representations and Warranties.

8.1           Seller represents and warrants to Purchaser that the following are true and correct in all material respects as of the date hereof:

(a)           This Agreement constitutes, and each document and instrument to be executed and delivered by Seller hereunder (collectively, the “Seller’s Documents”), when so executed and delivered, shall constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, covenants and conditions.

(b)           Seller (i) is a limited liability company licensed and/or qualified to conduct business in the State of New York; (ii) has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (iii) has full power and authority to enter into and perform this Agreement and to enter into the documents to be executed and delivered in accordance with the terms hereof; and (iv) has full power and authority to consummate the transactions as contemplated herein.

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(c)           Seller is not a party to any service, management, employment or other contract (“Service Contracts”) affecting the Premises, which are not terminable on or before the Scheduled Closing Date.  Seller shall (i) cause any and all Service Contracts to be terminated as of the Closing Date; and (ii) be responsible for any and all costs, fees and/or expenses associated with terminating the Service Contracts prior to Closing, which obligation shall survive the Closing.

(d)           There are no employees currently employed by Seller at the Premises, and Seller will not enter into any negotiations or execute any contract with any employees or a labor union between the date hereof and the Closing.

(e)           No person, firm or entity, except for the Purchaser, has any rights in, or rights to purchase or acquire all, or any part of the Premises, including, without limitation, a right of first refusal or option to purchase with respect thereto.

(f)           Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings with respect to the Premises.

(g)           Neither the entering into of this Agreement, nor the consummation of the transactions contemplated hereunder, will constitute a violation or breach by Seller of any contract, writ, order, judgment, or other instrument or agreement to which Seller is a party, or to which it is subject to by which any of its assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon it, or result in a violation of any applicable law, ordinance, rule or regulation of any governmental authority affecting Seller.  The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not require Seller to obtain any consent, authorization, or approval which has not already been obtained.

(h)           Seller has not received any written notice which remains uncured (i) from any applicable governmental authority of any “hazardous materials” or “hazardous wastes”, as defined, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), or any local law, rule, regulation, or code relating to health or the environmental or another applicable Federal, State or local environmental laws (“Environmental Laws”) at, on, around or under the Premises, or migrating from the Premises, in violation of any Environmental Laws; or (ii) of any pending actions, suits, claims and/or proceedings claiming that Seller, Tenant or the Premises is in violation of any Environmental Laws.

(i)           Intentionally Omitted.

(j)           Seller is not subject to any pending voluntary or involuntary reorganization, liquidation, receivership, or other proceedings under any federal, state or local insolvency, liquidation, reorganization or similar type laws.

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(k)           Annexed hereto as Exhibit A is a true and complete copy of that certain Lease dated as of September 24, 2009 (together with all amendments thereof and modifications thereto), made by and between Seller, as landlord, and Foot Locker Retail, Inc. d/b/a/ Foot Locker, as tenant (the “Tenant”), with respect to the entire Premises (the “Lease”).  The Lease is the sole and only lease in effect at the Premises, and the Tenant is the sole and only tenant or occupant of the Premises.  Seller further represents and warrants the following:

i.
The rent set forth on Schedule A (the “Rent Schedule”) is the actual rent billed by Seller, and paid by the Tenant, and that the said Schedule A is true and accurate in all respects (except for minor or immaterial discrepancies and inaccuracies),

ii.	The Lease is in full force and effect and has not been modified, amended or extended. The Rent Commencement Date was November 24, 2010;

iii.	Except as set forth in the Lease, no other or additional renewal or extension options have been granted to Tenant;

iv.	Except as set forth in the Lease, the Tenant is not entitled to rental concessions or abatements for any period subsequent to the Closing Date;

v.
Seller has completed all work which Seller, as landlord, is obligated to complete pursuant to the terms of the Lease (“Seller’s Work”) and Tenant has not objected to, or otherwise notified Seller of any work to be completed by Landlord pursuant to the terms of the Lease.

(l)           There are no leasing commissions which are or may become due or owing with respect to the Lease which will not have been paid prior to Closing.  Attached hereto as Exhibit A is a true and complete copy of the only brokerage agreement in connection with the Lease, and same remains in full force and effect and has not been amended or modified.

(m)           There are no tax certiorari proceedings pending with respect to the Premises or any part thereof.

(n)           Seller is not a Prohibited Person (as defined below).  None of Seller’s investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.  The assets Seller will transfer to Purchaser under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.  The assets Seller will transfer to Purchaser under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).  For purposes hereof, a “Prohibited Person” means any of the following:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in any of clauses (i), (ii), (iii) and/or (iv) above.

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(o)           Seller is not a “foreign person” as defined in the Code Withholding Section.

8.2           If the Lease, which has been exhibited to Purchaser or its representatives, contains provisions that are inconsistent with the representations set forth in Section 8.1 above, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Lease.  As a condition precedent to Purchaser’s obligation to close the purchase and sale transaction contemplated in this Agreement, Seller’s representations and warranties contained in Section 8.1 (other than (g) and (e)) must remain and be true and correct in all material respects as of the Closing Date but shall not survive the Closing Date.  In the event the representations, warranties and covenants contained in this Agreement are not materially true and correct, as of the Closing Date, Purchaser may, as its sole remedy, terminate this Agreement and receive the return of the Downpayment, together with any interest earned thereon, whereupon neither party shall have any further rights or obligations under this Agreement, except for Surviving Obligations.

8.3           As of the date hereof, Purchaser hereby represents, warrants, covenants and agrees as follows:

(i)           Purchaser and Purchaser Parties (as such term is hereinafter defined) are familiar with the source of funds for the Purchase Price of the Premises and represent that all such funds will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America.  Purchaser covenants and agrees to provide to Seller any and all documents, certifications or other evidence, as may be requested from time to time by Seller in its sole discretion, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).  With respect to each source of funds to be used by Purchaser to purchase the Premises (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date:  (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 8.3 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

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(ii)             None of Purchaser, any direct or indirect interest holder in Purchaser (collectively, the “Purchaser Parties”), or any Affiliate of Purchaser is subject to sanctions of the United States government or in violation of any (“OFAC”) or a Prohibited Person similarly designated under any Executive Orders or OFAC.

(iii)             None of the Purchaser, the Purchaser Parties or any Affiliate of Purchaser is listed on the SDN List maintained by the OFAC, and/or on any other similar lists as a Prohibited Person.

(iv)             Purchaser has, and its Purchaser Parties have, required and shall require, and has/have taken and shall take all reasonable measures to ensure compliance with the requirement that no Purchaser Parties or Affiliates of Purchaser is or shall, be listed on any lists be a Prohibited Person, or be in violation of any Laws, including any OFAC Laws.

(v)              None of Purchaser, the Purchaser Parties or any Affiliate of Purchaser is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to OFAC or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in OFAC or the Patriot Act.

(vi)              Purchaser covenants and agrees to deliver to Seller any certification or other evidence reasonably requested from time to time by Seller, confirming Purchaser’s compliance with the provisions of this Section 8.3.

(vii)             Purchaser is a duly organized limited liability company qualified to conduct business in the State of New York; has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and has full power and authority to execute and deliver and perform the obligations set forth in this Agreement.  Purchaser has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement.  Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound.

(viii)           All of the foregoing representations, warranties and covenants of Purchaser will be and remain true on and as of the Closing Date and shall survive the Closing.

Article 9.                      Closing Obligations.

9.1           At the Closing, Seller shall execute and/or deliver the following:

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(i)              a bargain and sale deed without covenant against grantor’s acts, containing the covenant required by Section 13 of the New York Lien Law, and properly executed in the form for recording so as to convey title to the Premises required by this Agreement;

(ii)             a written agreement pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume and agree to be bound by, all obligations and liabilities of Seller under the Lease and otherwise with respect to the Tenant of the Premises, if any, with respect to obligations which arise from and after Closing, such agreement to be substantially in the form of Exhibit C attached hereto (the “Assignment and Assumption of Lease”);

(iii)             subject to Section 8.2, a certificate updating the Rent Schedule and setting forth any arrears in rents and all prepayments of rent, certified to be true and correct by Seller;

(iv)            an original letter, in the form annexed hereto as Exhibit D, executed by Seller or by its agent, advising the Tenant of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct;

(v)             To the extent they are then in Seller’s possession and not posted at the Premises, all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction, without representation or warranty with respect thereto;

(vi)             An assignment to Purchaser of any guarantees and warranties related to Seller’s Work, together with true and complete copies of all such guarantees and warranties;

(vii)            Subject to Section 8.2, Seller shall deliver the original Lease and any amendments or extensions thereto to Purchaser, certified to be true and complete by Seller;

(viii)           the original Tenant Estoppel dated no earlier than thirty (30) days prior to the Scheduled Closing Date;

(ix)              Intentionally omitted;

(x)              an affidavit of Seller pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such Section, or, if Seller shall fail to deliver such an affidavit, Purchaser shall deduct and withhold from the Balance such sum as shall be required by law and shall remit the same to the Internal Revenue Service;

(xi)             evidence reasonably satisfactory to the Title Company that (i) Seller is authorized to consummate the transaction contemplated herein, and (ii) the individual(s) executing the documents on behalf of Seller is/are authorized to do so;

(xii)             Subject to Section 8.2, Seller shall deliver a certificate confirming that Seller’s representations and warranties set forth in Section 8.1 are true and correct in all material respects;

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(xiii)           Information for 1099-S Report Filing in accordance with Section 6045 of the Code.  Pursuant to Section 6045 of the Code, Purchaser’s counsel is hereby designated to be the person responsible for complying with such reporting requirements;

(xiv)           to the extent the same are in Seller’s possession, all keys to the Premises and all access codes, if any;

(xv)            such certificates as shall be reasonably required by the Title Company in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name;

(xvi)           all other documents and instruments required by this Agreement to be executed and/or delivered by Seller at Closing; and

(xvii)          any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated hereunder, in accordance with the express terms, covenants and conditions hereof.

9.2           At the Closing, Purchaser shall pay the Balance to Seller as provided in Article 2 hereof, subject to adjustment as provided in Article 11 hereof.

9.3           At the Closing, Purchaser shall execute and/or deliver the following:

(i)               the real property transfer tax returns required to be executed by Purchaser;

(ii)              the Assignment and Assumption of Lease;

(iii)             Intentionally omitted;

(iv)            all consents and resolutions required to consummate the transactions contemplated hereby, certified to be true and complete by an authorized officer of Purchaser;

(v)              such affidavits, agreements and instruments as shall be reasonably required by the Title Company;

(vi)             all other documents and instruments required by this Agreement to be delivered by Purchaser at Closing; and

(vii)           any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated hereunder, in accordance with the express terms, covenants and conditions hereof.

9.4           Purchaser acknowledges being advised by Seller that as of the date hereof neither a temporary certificate of occupancy or its equivalent (the “TCO”) nor a permanent certificate of occupancy or its equivalent (the “CO”) has been issued for the Premises with respect to the work done under the Lease and that the Seller is in the process of applying for the same.  Receipt of either a TCO or a CO on or prior to Closing shall not be a condition precedent to Purchaser’s obligations to close this transaction.  Seller agrees that if on Closing the Premises have not been issued a CO, Seller will use diligent and good faith efforts post-closing to obtain the same (including a TCO pending receipt of CO) as soon as reasonably possible, at Seller’s sole expense, but in no event later than six (6) months after the Closing Date (unless Seller shall request an additional period of time, not to exceed ninety (90) days, to obtain the CO) (such date, the “CO Delivery Date”).  Purchaser agrees to provide Seller with access to the Premises to the extent same is required or desirable in order for the Seller to comply with its post-closing undertaking set forth in this paragraph.  As security for the performance of its obligations under this paragraph, at Closing Seller shall deposit with the Escrow Agent the sum of $25,000; with such Escrow Sum to be released to Seller on receipt of the CO.  In the event a CO is not issued for the Premises, prior to the CO Delivery Date, for any reason whatsoever, Seller’s liability shall be limited to the amount of the aforementioned deposit, and the Escrow Agent is hereby irrevocably authorized to release the entire escrow deposit to Purchaser.  The parties agree that the provisions of this paragraph shall survive Closing.

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9.5           i)           Promptly after the execution and delivery of this Agreement, Seller agrees to request Tenant’s confirmation that an estoppel certificate in the form of Exhibit B attached hereto is an acceptable form to Tenant (the “Estoppel Form”).  If Seller receives such confirmation from Tenant it shall promptly advise the Purchaser in writing, (the “Confirmation Notice”).  If Seller shall fail to obtain such confirmation from Tenant on or prior to the date which is fifteen (15) days from the date of this Agreement, Seller shall so advise Purchaser in writing (the “No Approval Notice”), and this Agreement shall terminate on the date that is three (3) business days after the date of the No Approval Notice, and Purchaser shall receive the Downpayment and interest accrued thereon, unless on or prior to the expiration of such three (3) business days period Purchaser advises Seller that it elects to waive this contingency and proceed with its due diligence of the Premises (the “Waiver Notice”).  For purposes of this Agreement, the “Estoppel Contingency Date” shall be the earlier of (x) the date of the Confirmation Notice and (y) the date of the Waiver Notice.  The parties agree that, subject to the provisions of subparagraph (b) below, it shall be a condition to Purchaser’s obligation to close title under this Agreement that an estoppel certificate substantially in the form of the Estoppel Form (if Seller has delivered the Confirmation Notice), or in form and substance contemplated by the Lease if the Purchaser delivered to Seller the Waiver Notice, dated not earlier than thirty (30) days prior to the Scheduled Closing Date be delivered to Purchaser from the Tenant (“Tenant Estoppel”) not less than five (5) business days prior to the Scheduled Closing Date, with Seller having the right to adjourn the Scheduled Closing Date for up to thirty (30) days in order to obtain the Tenant Estoppel.  Seller agrees to use good faith efforts to obtain such Tenant Estoppel, provided however, Seller shall not be obligated to expend any funds in order to do so.  In the event that any representation or warranty of Seller set forth in this Agreement is confirmed in a Tenant Estoppel, such Seller’s representation and warranty shall be deemed not made by Seller.  Seller’s delivery of the Tenant Estoppel shall be deemed a pre-condition to Purchaser’s obligation to close hereunder.  It is hereby acknowledged and agreed that Seller shall have no liability to Purchaser of any nature whatsoever (and Seller shall not be responsible for any costs or damages), if Tenant shall fail at any time to execute and deliver the Tenant Estoppel either in the form of the Estoppel Form or as required by the Lease.

(b)           The parties agree that the Tenant Estoppel containing de minimus exceptions, qualifications or modifications shall be deemed to be an acceptable estoppel certificate for purposes of this Section 9.5, provided that same shall not have any impact on the economic terms and conditions of the Lease, the enforceability of the Lease or the rights of Seller as landlord under the Lease (as determined by Purchaser in Purchaser’s sole but commercially reasonable discretion)(a “Material Change”); and provided further that such Tenant Estoppel shall not allege a default by either the landlord or tenant under the Lease.  In the event the Tenant Estoppel contains a Material Change or alleges a material default by Seller or Tenant under the Lease (a “Material Default”), Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by delivering notice thereof in writing to Seller no later than five (5) business days after the date of delivery to Purchaser of a Tenant Estoppel alleging a Material Change and/or a Material Default (the “Estoppel Termination Notice”), time being of the essence as to the giving of such notice.  If Purchaser shall timely give the Estoppel Termination Notice, then this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Downpayment with all interest earned thereon, and neither party shall have any obligation hereunder other than the Surviving Obligations.  If Purchaser shall not have given timely the Estoppel Termination Notice, time being of the essence as to the giving of such notice, Purchaser shall be deemed for all purposes to be satisfied with the form and substance of the Tenant Estoppel and shall have no further right to object thereto or to terminate this Agreement based on the Tenant Estoppel.

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Article 10.                      Transfer Taxes, Title Insurance and Other Expenses.

10.1           All New York State and New York City Real Property Transfer Taxes payable in connection with the transfer of the Premises to Purchaser, and the consummation of the transactions contemplated hereunder shall be paid by Seller at the Closing.

10.2           Purchaser shall pay for the following prior to or at the Closing:

(a)           all State, City, County and municipal recording charges with respect to the deed;

(b)           all costs and expenses in connection with Purchaser’s financing (if any), and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax (as the same may be applicable), provided, however, nothing herein contained shall be deemed to create a financing contingency or to condition Purchaser’s obligations hereunder on Purchaser’s ability to obtain financing, and this shall be deemed to be an “all cash” transaction;

(c)           the cost of Purchaser’s own survey, survey re-date, and due diligence investigations;

(d)           at the Closing, Purchaser shall pay the premium for an owner’s/mortgagee’s policy of title insurance for the Premises and any endorsements thereto.  The title insurance policy may be issued by the Title Company or an Alternate Title Company,

10.3           Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10.4           The provisions of this Article 10 shall survive the Closing.

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Article 11.                      Apportionments.

11.1           The following shall be apportioned between the parties as of 11:59 P.M. on the day immediately preceding the Closing Date:

(a)           rents, additional rents, escalation charges, insurance reimbursements and other Tenant Charges under the Lease (collectively, the “Rents”), as and when collected;

(b)           real estate taxes and assessments, if any, on the basis of the fiscal year for which assessed (including without limitation real estate tax reimbursement obligations with respect to the Tenant under the Lease).  Notwithstanding the foregoing, if real estate taxes shall be the responsibility of Tenant under the Lease, and if Tenant shall not then be in monetary default under the Lease, then the same shall not be adjusted between Seller and Purchaser at Closing (other than reimbursement and adjustment obligations related to payments made to or by Seller as landlord under the Lease);

(c)           water meter and frontage charges and sewer rents, if any, based upon a final water meter reading obtained by Seller, at Seller’s sole expense, dated not more than forty five (45) days prior to the Closing Date.  Any adjustments for the period subsequent to such reading shall be made on a per diem basis based upon the most recent average daily usage, as shown by the special water meter reading.  In the event the final water reading is not available as of the Closing Date, the Closing shall nevertheless proceed and the parties shall apportion the meter charges and sewer rents on the basis of the last readings and bills received by Seller and the same shall be appropriately readjusted after the Closing on the basis of the next subsequent bills (with Seller being obligated to pay all such utility charges pertaining to the period prior to Closing, and Purchaser being obligated to pay all such charges pertaining to the period thereafter).  Notwithstanding the foregoing, if water and sewer charges shall be the responsibility of Tenant under the Lease, and if Tenant shall not then be in monetary default under the Lease, then the same shall not be adjusted between Seller and Purchaser at Closing.

(d)           vault taxes or charges, if any, unless same shall be the responsibility of Tenant under the Lease;

(e)           value of fuel stored on the Premises, if any, at the price then charged by Seller’s supplier, including any taxes, based upon a reading obtained by Seller not more than three (3) days prior to the Closing, unless same shall be the responsibility of Tenant under the Lease; and

(f)           business improvement district charges and other governmental and quasi-governmental taxes, fees, assessments and charges, unless same shall be the responsibility of Tenant under the Lease (other than reimbursement and adjustment obligations related to payments made to or by Seller as landlord under the Lease);

11.2           Except as expressly provided to the contrary herein, all apportionments and adjustments shall be made in accordance with the customs and practice of the Real Estate Board of New York.

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11.3           If any past due rent or additional rent shall be owing by Tenant on the Closing Date, Purchaser and Seller agree that the first moneys received by Purchaser from the Tenant, net of the reasonable out-of-pocket costs of collection, shall be applied in the following order of priority:  (a) first, to the month in which the Closing occurred; (b) then, to any month or months following the month in which the Closing occurred; (c) then, to the month immediately preceding the month in which the Closing occurred; and (d) then, to the period prior to the month immediately preceding the month in which the Closing occurred.  All such monies received by Purchaser for such past due rentals shall be held in trust for Seller, and Purchaser agrees to remit forthwith to Seller the amount of such past due rentals to which Seller is entitled, as and when so collected, together with a reasonable accounting of the amounts collected and the collection costs, In no event shall Seller be permitted to sue the Tenant to collect any rent arrears.  Purchaser shall use reasonable efforts (but not litigation) to collect arrears in the payment of rent after the Closing, and Purchaser shall not consent to the release or waiver of any arrears without the consent of Seller (which shall not be unreasonably withheld).

11.4           Seller is hereby authorized, but is not obligated, to continue any proceedings for reduction of the assessed valuation of the Premises that are pending on the Closing Date and (with respect to any such proceedings for tax years prior to the tax year in which the Closing Date shall occur) to settle or compromise the same in Seller’s sole discretion.  Any settlement or compromise in connection with such proceedings brought with respect to the tax year in which the Closing Date shall occur shall be made by Seller in consultation with, and with the consent of, Purchaser (which consent shall not be unreasonably withheld or delayed).  If a tax refund shall be obtained by reason of an adjustment of the assessed valuation of the Premises attributable to a period prior to the Closing Date, the same shall be the property of Seller (less the reasonable costs of collection, including attorneys and accounting fees).  If any such refund shall be obtained for a period including the Closing Date, the amount of such refund (less the cost of obtaining the same, including, without limitation, reasonable attorneys’ and accounting fees) shall be apportioned according to length of the respective portions of such period during which each party owned the Premises and subject to adjustment and apportionment pursuant to the Lease.  If any such refund or portion thereof to which Purchaser shall be entitled as hereinbefore provided shall be paid to Seller, Seller shall receive the same as trust funds for the benefit of Purchaser and shall forthwith remit the same thereto.

11.5           The terms, covenants and conditions of this Article 11 shall survive the Closing.

Article 12.                      Risk of Loss; Condemnation.

12.1           If, between the date of this Agreement and the Closing Date, the Premises are damaged by fire or other casualty, the provisions of Section 5-1311 of the New York General Obligations Law, or any statute enacted in substitution therefor or in addition thereto, shall not apply.  Such provisions are hereby waived, and the provisions of the following Section 12.2 shall apply instead.

12.2           Upon the occurrence of a casualty, condemnation or taking with respect to the Premises, Seller shall notify Purchaser in writing of same.  Until Closing, the risk of loss or damage to all of the Premises, except as otherwise expressly provided herein, shall be borne by Seller.  In the event all or any portion of the Premises is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that:  (a) Tenant has the right of termination under the Lease (which is not waived by the Tenant in writing), or (b) with respect to any casualty, if the cost to repair such casualty would exceed $600,000.00, or (c) with respect to any condemnation, more than five percent (5%) of the Premises is (or will be) condemned or taken, then Purchaser may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Purchaser’s receipt of notice of such condemnation or taking or damage, upon which termination of the Downpayment shall be returned to Purchaser and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to the Premises, except as otherwise expressly set forth herein.  With respect to any condemnation or taking (or any notice thereof), if Purchaser does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing the rights of Seller to the claims or awards, for the condemnation or taking, and Purchaser shall be entitled to receive and keep all such awards.  With respect to a casualty, if Purchaser does not elect to terminate this Agreement with respect to any such Premises as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Premises with respect to such damage or destruction (or pay to Purchaser any such proceeds received prior to Closing less an amount equal to any reasonable expenses and costs actually incurred by Seller to collect or adjust such insurance or to secure the improvements or initiate repairs or restoration of the Premises, and credit to Purchaser the amount of any deductible with respect thereto, and Purchaser shall be entitled to receive and keep any monies received from such insurance policies.  Any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior the Closing Date shall be payable to Seller.

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Article 13.                      Covenants of Seller.

13.1           Seller covenants and agrees that, except as otherwise provided in the Agreement, between the date of this Agreement and the Closing Date, Seller (either itself or through an agent) shall continue to manage and operate the Premises in substantially the same manner as Seller has heretofore managed and operated the Premises, and to perform all of Seller’s obligations as the Landlord under the Lease through the Closing Date.  Seller will not enter into any covenants, nor voluntarily create any new title encumbrances affecting the Premises between the date hereof and the Closing which will remain in force and effect after the Closing Date.

13.2           Purchaser shall be permitted to have reasonable access to the Premises from time to time, between the date of this Agreement and the Closing Date, during business hours and upon reasonable prior notice to Seller subject to the rights of Tenant under its Lease.  Such access shall be under the supervision of Seller or Seller’s real estate broker, and shall be conducted in a manner which shall not interfere with the business operations of Tenant at the Premises.

13.3           Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same shall be terminable by Seller prior to Closing.

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13.4           Seller shall maintain in full force and effect until the Closing the insurance policies presently in effect or other commercially reasonable policies of insurance affording similar levels of coverage.

13.5           No fixtures, equipment or personal property included in this sale shall be removed from the Premises (subject to reasonable wear and tear and obsolescence) unless the same are replaced with similar items of at least equal quality prior to the Closing.

Article 14.                      Brokerage.

14.1           ii)           Purchaser and Seller hereby represent and warrant that they have not hired, retained or dealt with any broker, finder, consultant, person, firm or corporation in connection with the negotiation, execution or delivery of this Agreement or the transactions contemplated hereunder, other than Forte Capital Management, LLC and Augenbaum Realty, LLC (collectively, “Seller’s Brokers”) and Stan Johnson Company (“Purchaser’s Broker”).  Purchaser covenants and agrees that should any claim be made against Seller for any commission or other compensation by any broker, finder, person, firm or corporation, other than Seller’s Brokers, based upon or alleging negotiations, dealings or communications with Purchaser or Purchaser’s representative(s) in connection with this transaction or the Premises, Purchaser shall indemnify and hold Seller harmless from and against any and all damages, expenses (including attorneys’ fees and disbursements) and liability arising from such claim.  Seller shall pay the commission due to Seller’s Brokers pursuant to a separate agreement between such parties.  Purchaser shall pay the commission of Purchaser’s Broker Company pursuant to a separate agreement between such parties.

(b)           Seller covenants that should any claim be made against Purchaser for any commission or other compensation by any broker, finder, person, firm or corporation, other than Purchaser’s Broker, based upon or alleging negotiations, dealings or communications with Seller or Seller’s representative(s) in connection with this transaction or the Premises, Seller shall indemnify and hold Purchaser harmless from any and all damages, expenses (including attorneys’ fees and disbursements) and liability arising from such claim.

Article 15.                      Remedies.

15.1           If Purchaser defaults in its obligation to purchase the Premises, or if Purchaser defaults in any of its other obligations under this Agreement, Seller’s sole remedy shall be to receive and retain the Downpayment, and any interest thereon, as liquidated damages, it being agreed that Seller’s damages in case of Purchaser’s default might be difficult or impossible to ascertain, and that the Downpayment, and the interest thereon, constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty.

15.2           If Seller defaults in its obligation to convey the Premises hereunder, Purchaser’s sole and exclusive remedy shall be either (i) toseek specific performance of this Agreement, or (ii) to terminate this Agreement and to receive a refund of the Downpayment (together with any interest thereon) and to seek reimbursement for Purchaser’s expenses relating to this Agreement, including its due diligence expenses not to exceed $25,000.  Purchaser shall elect between the remedies in clauses (i) and (ii) above no later than 45 days after Purchaser becomes aware of Seller’s default, and Purchaser may not seek to pursue both remedies simultaneously.  Notwithstanding the foregoing, in the event Seller makes the remedy of specific performance unavailable by its own willful acts, in addition to the remedies set forth above, Purchaser may commence an action against Seller to recover the actual damages incurred by Purchaser as a result of Seller’s actions, including, without limitation, Purchaser’s reasonable legal fees and expenses, provided that said actual damages are verified by Purchaser to Seller.  In no event shall Purchaser be entitled to recover damages from Seller relating to Seller’s default except as aforesaid.  Nothing contained herein shall preclude or prohibit Purchaser from waiving any default or alleged breach or default by Seller and closing on the purchase of the Premises, notwithstanding such default, without any abatement of the Purchase Price.

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Article 16.                      Escrow Agent.

16.1           The Downpayment shall be held, paid over and/or applied by Escrow Agent in accordance with the following;

(a)           If this Agreement shall be terminated by Purchaser prior to the expiration of the Due Diligence Period, then the Downpayment, and any interest thereon, shall automatically be paid to Purchaser, without any further notice or authorization.  At the Closing, the Downpayment, and any interest thereon, shall automatically be paid by Escrow Agent to Seller, without any further notice or authorization.

(b)           In instances other than those described in Section 16.1(a) above, the following shall apply:  if either Seller or Purchaser (the “Requesting Party”) has a good faith belief that it is entitled to the Downpayment pursuant to the terms of this Agreement, then the Requesting Party may submit to Escrow Agent a written request for disbursement of the Downpayment, which request shall in all cases be accompanied by a good faith written explanation as to why the Requesting Party believes it is entitled to the Downpayment pursuant to the terms of this Agreement.  The Requesting Party, simultaneously with its submission of such written request to the Escrow Agent, shall deliver a copy of such request and explanation to the other party (the “Non-Requesting Party”).  Moreover, within two (2) business days after Escrow Agent’s receipt of such request and explanation from the Requesting Party, Escrow Agent shall deliver a copy of the same to the Non-Requesting Party.  If, within five (5) business days after the Non-Requesting Party’s receipt of such request and explanation from the Escrow Agent, the Non-Requesting Party fails to dispute the entitlement of the Requesting Party to the Downpayment, then the Escrow Agent may disburse the Downpayment to the Requesting Party.  However, if, within five (5) business days after the Non-Requesting Party’s receipt of such request and explanation from the Escrow Agent, the Non-Requesting Party notifies Escrow Agent and the Requesting Party that (in substance) the Non-Requesting Party disputes the entitlement of the Requesting Party to the Downpayment, then Escrow Agent shall continue to hold the Downpayment until otherwise directed by joint written instructions from Seller and Purchaser or a final judgment of a court having jurisdiction.  Escrow Agent, however, shall have the right at any time to deposit the Downpayment with the clerk of any federal or state court sitting in the City of New York.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  All notices and deliveries under this Section must be made in accordance with Article 17 below.

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(c)           The parties acknowledge that Escrow Agent (i) is acting solely as a stakeholder at their request and for their convenience, (ii) shall not be deemed to be the agent of either of the parties and (iii) shall not be liable to either of the parties for any act or omission on its part unless caused by Escrow Agent’s willful misconduct or gross negligence.  Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with the performance of Escrow Agent’s duties hereunder, unless caused by Escrow Agent’s willful misconduct or gross negligence.  Escrow Agent shall not be liable for any losses suffered in connection with any such investment (except to the extent of Escrow Agent’s gross negligence or willful misconduct) and shall have no obligation to obtain the best, or otherwise seek to maximize, the rate of interest earned on any such investment.  Escrow Agent shall be entitled to rely or act upon any notice, instrument or document believed by Escrow Agent to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.  Escrow Agent shall not be bound by any modification to this Section 16.1 unless Escrow Agent shall have agreed to such modification in writing.  Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them.  Any fees or charges in connection with such investment shall be paid out of the amounts held in escrow before any other payments shall be required to be made from such amounts.

16.2           Escrow Agent has acknowledged its agreement to the foregoing provisions of this Article 16 by signing in the place indicated on the signature page of this Agreement.

Article 17.                      Notices.

17.1           Any notice or other communication given by either party hereto to the other relating to this Agreement (a “notice”) shall be in writing and shall be sent by hand delivery or by recognized overnight courier service (such as Federal Express) or by facsimile transmission (with an immediate follow up notice by e-mail), addressed to the parties and their attorneys as follows:

If to Seller, to:

2061 86TH STREET LLC
c/o Wharton Realty
500 Fifth Avenue, 54th Floor
New York, New York 10110
Attention:  Mr. Jeff Sutton

With a copy to Seller’s attorney:

Schiff Hardin LLP
900 Third Avenue
New York, NY 10022
Attention:  Ivan W. Moskowitz
Fax No.:  (212) 753-5044
E-Mail:  imoskowitz@schiffhardin.com

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If to Purchaser, to:

American Realty Capital III, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention:  William M. Kahane
Fax No.:  (212) 421-5799
E-Mail:  wkahane@arlcap.com

and to:

American Realty Capital III, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention:  Jesse Galloway
Fax No.:  (212) 421-5799
E-Mail:  JGalloway@arlcap.com

with a copy to Purchaser’s attorney:

Donovan LLP
261 Madison Avenue, 22ndFloor
(after March 25th, to 152 Madison Avenue, 14th Floor)
New York, New York 10016
Attention:  Nicholas T. Donovan, Esq.
Fax No.:  (212) 223-0966
E-Mail:  Nick@donovanllp.com

If to Escrow Agent:

Chicago Title Insurance Company
Suite 1325, 1515 Market Street,
Philadelphia, PA 19102-1930
Attention:  Edwin G. Ditlow
Telephone:  215-875-4184
Telecopy:  215-732-1203
E-Mail:  ditlowE@ctt.com

17.2           Notices or other communications (including agreements) signed by the attorneys for the respective parties shall be deemed binding upon the parties.  Either party may by notice to the other change the person or address for receipt of notices.  Notices sent by hand delivery or recognized overnight courier service shall be effective when received or rejected by the recipient or the recipient’s office or firm.

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Article 18.                      Seller’s Obligations as to Lease.

18.1           Provided this Agreement is in full force and effect, between the date of this Agreement and the Closing, Seller shall not, without Purchaser’s prior written consent (which may be granted or withheld in Purchaser’s sole and absolute discretion):  (a) amend, modify, renew or extend the Lease in any respect; or (b) terminate the Lease except by reason of a default by the Tenant thereunder (provided, however, that Purchaser shall not be obligated to purchase the Premises from Seller if the Lease shall be terminated or if Tenant shall be in default thereunder).

18.2           Between the date of this Agreement and the Closing, Seller shall not permit occupancy of, or enter into any new lease for, space which is presently vacant or which may hereafter become vacant, without the prior written consent of Purchaser.

18.3           It shall be a condition precedent to Purchaser’s obligation to close on the purchase of the Premises on the Closing Date that (i) the Lease shall be in full force and effect; (ii) Tenant shall then be in physical occupancy of substantially all of the Premises demised under the Lease (other than the 3rd floor of the Building) and Tenant shall not have moved out of the Premises, other than by reason of a casualty, (iii) Tenant shall not then be in default under the Lease, after written notice and beyond the expiration of any applicable cure periods; (iv) Seller, as landlord, shall not then be in default under the Lease, after written notice and beyond the expiration of any applicable cure periods; and (v) Tenant shall not then be subject to a bankruptcy or insolvency proceeding, and Tenant shall not have delivered notice to Seller of Tenant’s intention to file for bankruptcy.

Article 19.                      Assignment.

19.1           Neither this Agreement nor any of the rights of Purchaser hereunder may be assigned or transferred by Purchaser without Seller’s prior written consent, which may be granted or withheld in Seller’s sole and absolute discretion, and any purported assignment or encumbrance without Seller’s prior written consent shall be null and void, and shall constitute a default hereunder, which default is not capable of being cured.

19.2           Notwithstanding the foregoing, subsequent to the expiration of the Due Diligence Period, Purchaser may assign all of Purchaser’s rights and obligations hereunder to any wholly owned subsidiary of Purchaser or a wholly owned subsidiary directly or indirectly of American Realty Capital New York Recovery REIT, Inc. or American Realty Capital Trust, Inc., or to any affiliates or related companies of such entities, without the prior written consent of Seller; provided, however, that Purchaser shall not be released from its obligations hereunder by reason thereof and Purchaser notifies Seller in writing of said assignment and delivers a fully executed assignment and assumption agreement with respect to the matter all of same to be received by Seller at least five (5) business days prior to the Closing.  Purchaser agrees that Purchaser shall not assign this Agreement to an unrelated third-party prior to the Closing Date in a so-called “flip” transaction.

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Article 20.                      Due Diligence Period.

20.1           Purchaser will have a period of twenty one (21) days from and after the Estoppel Contingency Date (the “Due Diligence Period”) to conduct and complete any required due diligence of the Premises, as reasonably determined by Purchaser.  To the extent not delivered to Purchaser prior to the date hereof, Seller shall deliver to Purchaser, within five (5) days after the Estoppel Contingency Date, copies of the following items more particularly described on Schedule C hereto to the extent, if any, in Seller’s Possession; as used in this Agreement, the term “Seller’s Possession” or “possession of Seller” or words of similar import shall mean and include documents maintained in Seller’s files located at the Premises or with Seller’s managing agent for the Premises.  Seller’s failure to deliver to Purchaser any of the above items within the period provided shall not result in the extension of the Due Diligence Period, and Purchaser’s sole remedy therefor shall be Purchaser’s right to terminate this Agreement by delivering written notice thereof to Seller on or prior to the expiration of the Due Diligence Period and to receive a return of the Downpayment, in which event neither party shall have any obligation hereunder except for such obligations which are expressly stated herein to survive the Closing or the termination of this Agreement (the “Surviving Obligations”).  During the Due Diligence Period, and subject to the rights of Tenant, Purchaser shall be permitted to enter the Premises and inspect and evaluate the Premises, and to conduct non-invasive studies, tests and investigations thereon, as well as (i) to review the books and records of Seller with respect to the Premises, Seller’s Work, Seller’s application to obtain a TCO and/or CO, the Lease and matters relating thereto; (ii) to inspect Seller’s Work, and to consult with Seller’s architect with respect thereto (if necessary); (iii) to contact authorized representatives of Tenant, under the direction of Seller; (iv) to review title and a survey of the Premises; (v) to perform an engineer’s inspection of the Premises and/or a Phase I environmental site assessment.  At any time prior to the expiration of the Due Diligence Period, Purchaser may provide notice and may cancel the Agreement for any reason or no reason and this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability under this Agreement, except for Surviving Obligations.  In such instance, Purchaser shall be entitled to a full refund of the Downpayment (together with any interest earned thereon), immediately upon notice to Escrow Agent (without any right for Seller to object to the release of the Downpayment to Purchaser).  Purchaser shall restore the Premises to substantially and materially its condition existing immediately prior to Purchaser’s inspection, testing, investigation and survey thereof.

20.2           TIME SHALL BE OF THE ESSENCE with respect to Purchaser’s actions pursuant to this Article 20.  In the event either Purchaser shall fail to timely deliver written notice of its intent to cancel the Agreement pursuant to this Article 20 prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived the right to cancel this Agreement as provided in this Article 20.

20.3           Purchaser agrees that, in making any physical or environmental inspections of the Premises, Purchaser and all of Purchaser’s agents entering onto the Premises shall carry not less than Two Million ($2,000,000) Dollars commercial general liability insurance with a company licensed to do business in the state where the Premises is located insuring all activity and conduct of Purchaser and such representatives while exercising such right of access.  Seller shall be named as additional insured on such commercial general liability policy.  Purchaser represents and warrants that it carries not less than Two Million ($2,000,000) Dollars commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations and will provide Seller with written evidence of same.  Purchaser shall indemnify and hold Seller harmless from and against any actual damages to person and property that it sustains as a result of the due diligence related activities undertaken and performed by or on behalf of Purchaser.  The foregoing will survive the Closing or other termination of this Agreement.  Purchaser shall maintain the results of its due diligence in confidence (but shall be permitted to disclose the results to its consultants, attorneys, investors, advisors, lenders, and assignees) and shall make no disclosures of the conditions discovered thereby prior to Closing, unless required by law or court order, or as permitted hereunder, and will indemnify Seller for any losses caused by the breach of the foregoing.

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20.4           Provided this Agreement is in full force and effect, between the date hereof and the expiration of the Due Diligence Period, Seller shall not show, market, offer, negotiate or otherwise agree to sell, ground lease, transfer or otherwise dispose of the Premises, or any portion thereof, or any interest therein, to any party other than Purchaser, nor shall Seller conduct discussions, communications or correspondence with any third party with respect to same.

Article 21.                      Miscellaneous.

21.1           Seller and Purchaser each reserve the right to include this transaction as part of one (1) or more Internal Revenue Code Section 1031 tax deferred exchange transactions, at no out-of-pocket cost, expense or liability to the other party hereto (other than de-minimus legal fees to review the documentation required to effectuate such transactions), including, without limitation, one (1) or more reverse exchange transactions.  Seller and Purchaser agree to cooperate with the other party hereto, and to execute any and all documents as are reasonably necessary in connection therewith, provided that the closing of the transaction for the conveyance of the Premises shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Scheduled Closing Date hereunder.  Nothing set forth herein shall require Purchaser to take title to any property other than the Premises described herein.  Seller further reserves the right, in Seller’s sole discretion prior to the Closing, to make transfers to intermediate entities and/or trusts for the benefit of the principals of Seller or their immediate family members, provided same shall not affect or impair Seller’s ability to close this transaction.

21.2           All understandings and agreements heretofore had between Seller and Purchaser are merged in this Agreement, which alone completely expresses their agreement, and this Agreement is entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Agreement.

21.3           Purchaser’s acceptance of the deed to the Premises shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder; that Seller is discharged therefrom (or Purchaser has waived compliance therewith); and that Seller shall have no further obligation or liability with respect to any of the agreements, representations and/or warranties made by Seller in this Agreement, which shall be merged with the deed to the Premises; except for those provisions of this Agreement which expressly provide that any obligation of Seller shall survive the Closing.

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21.4           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

21.5           This Agreement does not constitute an offer to sell and shall not bind Seller unless and until Seller elects to be bound hereby by duly executing and delivering to Purchaser an executed original counterpart hereof.

21.6           This Agreement may only be amended, modified, altered, supplemented or, except as otherwise expressly provided herein, terminated, by a written instrument signed by Seller and Purchaser,

21.7           If any provision of this Agreement or the application thereof to any party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

21.8           This Agreement, and the rights, obligations and relations of the parties hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict-of-law rules and principles of that state.

21.9           Purchaser shall not be permitted to record this Agreement and all recordation offices are specifically instructed not to record the same.  Should Purchaser ever record or attempt to record this Contract, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

21.10          If Purchaser elects to obtain financing to purchase the Premises, and if Purchaser shall request, Seller agrees subsequent to the expiration of the Due Diligence Period, to request its existing mortgage lender to assign the mortgage (the “Existing Mortgage”) to Purchaser’s lender.  If such assignment does occur, Purchaser shall be entitled to one-half of the net amount of all of the mortgage recording tax savings resulting therefrom, Purchaser shall pay Seller at Closing, in addition to the Balance, one-half of the net amount of mortgage recording tax savings, and Purchaser will pay Seller’s lender’s legal fees in connection with such assignment, which amount shall be deducted from the amount of the mortgage recording tax savings before such savings shall be allocated.  In the event Purchaser elects (in Purchaser’s sole and absolute discretion, and without any obligation to do so) to assume the Existing Mortgage, as a condition precedent to such assumption, the guarantor of the Existing Mortgage and any obligations thereunder must be released from the guaranties, and Purchaser shall be responsible for all costs and expenses in connection with such assumption; provided, however, that in such event, Seller shall not be entitled to any mortgage tax savings or any credit or payment on account thereof.  Nothing set forth in this paragraph shall be deemed to make this transaction contingent on financing.

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21.11           A facsimile, “pdf” and/or electronic copy of a signed original counterpart of this Agreement shall be deemed sufficient to bind the parties, and shall be deemed an original for all purposes.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when combined, shall constitute one (1) fully executed original document.

21.12           THE PARTIES HERETO WAIVE TRIAL BY JURY IN CONNECTION WITH ANY AND ALL MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

21.13           IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN KINGS COUNTY AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COURT.

21.14           The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

21.15           Each party agrees that, except as otherwise set forth in this Agreement or provided by law, or unless compelled by an order of a court of competent jurisdiction, it shall keep the contents of this Agreement, and any information related to the transactions contemplated hereunder, confidential, unless and until the Closing Date shall occur, and each party further agrees to refrain from participating in any publicity statement, press release or other public notice regarding this transaction prior to the Closing Date, without the prior written consent of the other party hereto, unless required under applicable law or by a court order.  Notwithstanding the foregoing, the parties hereto shall be permitted to disclose the terms and conditions of this Agreement to their respective attorneys, accountants, financial analysts, bankers, auditors and other similar persons who reasonably require such information, all of whom shall be advised, in writing, of the confidential nature of this Agreement.

21.16           Time of Essence.  Time is of the essence of this Agreement (other than for Seller’s rights to adjourn the Closing as expressly provided in this Agreement).  As used in this Agreement, the term “business day” means every day other than Saturdays, Sundays, or other holidays on which banking institutions in New York or the State in which the Property is located are closed.

21.17           Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys’ fees incurred in such suit.

21.18           Merger Provision.  Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the deed and other instruments executed at Closing, shall terminate at Closing, and shall not survive Closing.

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21.19           iii)           No Personal Liability of Officers, Directors, Etc. of Seller.  Purchaser acknowledges that this Agreement is entered into by a limited liability company as Seller and Purchaser agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Seller shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

(b)           No Personal Liability of Officers, Directors, Etc, of Purchaser.  Seller acknowledges that this Agreement is entered into by a limited liability company as Purchaser and Seller agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Purchaser shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, Seller and Purchaser have each duly executed this Agreement as of the date first above written.

SELLER:

2061 86TH STREET LLC

By:	/s/
Name: Jeff Sutton
Title: Authorized Signatory

PURCHASER:

AMERICAN REALTY CAPITAL III, LLC

By:	/s/ William Kahane
Name: William Kahane
Title: President

Receipt of the Downpayment
is acknowledged and the undersigned
agrees to act in accordance with the
provisions of Article 16 hereof.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:Edwin G. Ditlow
Title: Vice President

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SCHEDULE A

RENT SCHEDULE

Tenant:	Basic Rent:
Foot Locker Retail, Inc.
During the period from the Rent Commencement Date through the 36th month after the Rent Commencement Date, Tenant shall pay Annual Rent in the amount of $370,000.00, in monthly installments of $30,833.33 per month.

During the period from the 37th calendar month through the 72nd calendar month after the Rent Commencement Date, Tenant shall pay Annual Rent in the amount of $407,000.00, in monthly installments of $33,916.67 per month.

During the period from the 73rd calendar month through the 108th calendar month after the Rent Commencement Date, Tenant shall pay Annual Rent in the amount of $447,700.00, in monthly installments of $37,308.33 per month.

During the period from the 109th calendar month through the 144th calendar month after the Rent Commencement Date, Tenant shall pay Annual Rent in the amount of $492,470.00, in monthly installments of $41,039.17 per month.

During the period from the 145th calendar month through the 180th calendar month after the Rent Commencement Date, Tenant shall pay Annual Rent in the amount of $541,717.00, in monthly installments of $45,143.08 per month.

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SCHEDULE B

RENT ARREARS

Tenant:	Amount Due:	Applicable Period:
Foot Locker Retail, Inc.	None.

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SCHEDULE C

DUE DILIGENCE MATERIALS

1.	A copy of all surveys and site plans of the Property, including, without limitation, any as-built surveys obtained or delivered to tenants of the Property in connection with their construction.

2.
A copy of all architectural plans and specifications and construction drawings for improvements located on the Property, together with a written authorization allowing Purchaser to discuss same, and Seller’s application to obtain the TCO and/or CO, with Seller’s architect, engineer and/or contractor.

3.	A copy of Seller’s title insurance commitments and policies relating to the Property.

4.	A copy of the zoning reports for the Property and of all governmental permits and approvals, if any, obtained by Seller or in Seller’s possession

5.	A copy of all environmental, engineering and physical condition reports for the Property, together with a written authorization allowing Purchaser to discuss same with Seller’s engineer.

6.	Operating budget of the Property for 2011.

7.	The operating statements of the Property for the twenty-four (24) month period immediately preceding the Agreement effective date or such shorter period from the commencement of rent under the Lease.

8.	Rent payment history for 2010 as well as a current arrearages report.

9.	Copies of the Property’s real estate tax bills for the current and prior three (3) tax years.

10.	All service contracts and insurance policies which affect the Property, if any.

11.	A copy of all warranties relating to the improvements constructed on each Property, including without limitation any structural slab or roof warranties,

12.	A written inventory of all items of personal property to be conveyed to Purchaser, if any.

13.	A copy of the executed lease for the Property and any amendment (including the Rent Commencement Agreement, if any).

14.	A copy of Seller’s existing mortgage, promissory note, guaranty and any related loan documents affecting the Premises.

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EXHIBIT A

LEASE AND BROKERAGE AGREEMENT

See Attached

2061 86th Street LLC

Landlord

to

FOOT LOCKER RETAIL, INC. d/b/a FOOT LOCKER

Tenant

LEASE

Dated as of September 24, 2009

The Entire Premises located in the Building known as:

2061-2063 86th STREET
BROOKLYN, NEW YORK

LEASE (“Lease”), dated as of September 24, 2009 between 2061 REALTY, LLC, a New York limited liability company (“Landlord” or “Owner”) having an office at c/o Wharton Realty 500 Fifth Avenue 54th Floor, New York, New York 10110 and FOOT LOCKER RETAIL, INC., a New York corporation, d/b/a FOOT LOCKER (“Tenant”), having an office at 112 West 34th Street, New York New York 10120, Attn:  Director of Lease Administration.

W I T N E S S E T H:

WHEREAS, Landlord is the owner of the building (the “Building”) known as 2061-2063 86th STREET, BROOKLYN, NEW YORK;

WHEREAS, Tenant is desirous of leasing entire Building, and Landlord is willing to lease that space to Tenant, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

Demise of Premises; Term

SECTION 1.1                           Demise.  Landlord hereby demises to Tenant and Tenant hereby hires from Landlord, subject to the covenants and agreements contained in this Lease, the entire Building, including but not limited to the ground floor space, each of the second and third, floors, plus a basement (collectively, the “Premises”.) No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Building is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this Lease to the contrary notwithstanding.  Landlord makes no representation as to the location of the property line of the Building.  All vaults and vault space, if any, and all such areas not within the property line of the Building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if such space or area be diminished or required by any federal, state or municipal authority or public utility, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of Rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction.  Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

SECTION 1.2                           Term; Commencement Date; Expiration Date.  The term of this Lease (“Lease Term” or “Term”) shall be approximately fifteen (15) years.  The Lease Term shall begin on the date of this Lease (the “Commencement Date”) and shall end, unless sooner terminated or renewed (as hereafter provided), on the January 31, following the fifteenth (15th) anniversary of the Rent Commencement Date, unless the Rent Commencement Date is 2/1/2010 in which event the Lease shall terminate on January 31, 2025, (such date, the “Expiration Date”) unless extended by Tenant pursuant to the options set forth herein.

SECTION 1.2.1                           Renewal Options:  (a) Tenant shall have the option to renew this Lease for a term of five (5) years (“Renewal Option”), by giving Landlord written notice of its intent to exercise its option to renew this Lease for such five (5) year term no earlier than sixteen (16) months and no later than six (6) months prior to the expiration of the initial term or, if Tenant fails to give Landlord such notice, within twenty (20) days after receipt of notice from Landlord that Tenant has failed to exercise its option to extend within the time period provided above.  TIME IS OF THE ESSENCE WITH RESPECT TO SUCH NOTICE DATE.  However, the option shall be available to Tenant if, and only if, Tenant is not in monetary breach or material breach of any condition or term of this Lease after notice and expiration of the period to cure such breach at the time of Tenant’s notice to Landlord or upon commencement of the applicable renewal period.  During any such renewal period, the terms and conditions of this Lease shall remain the same except for the payment of Fixed Rent, which shall be as set forth on Article 2 herein.

SECTION 1.3                           Landlord’s Work; Tenant’s Work.  (a)  Landlord shall perform all work as detailed on Exhibit B hereof (“Landlord’s Work”).

(b)           Tenant shall perform any work it requires not set forth on Exhibit B and shall merchandise the Premises as a typical Foot Locker (“Tenant’s Work.”)

SECTION 1.4                           Commencement Date.  “Commencement Date” means the date of execution of this Lease by Landlord and Tenant.

SECTION 1.5                           Rent Commencement Date.  The rent commencement date (“Rent Commencement Date”) shall be the date which is the earlier of (i) the date Tenant opens for business to the public or (ii) seventy five (75) days after the later of the date of (a) execution and delivery of this Lease by Landlord and Tenant (b) the date Landlord delivers the Premises with Landlord’s Work (as described in Exhibit B ) substantially complete with a temporary Certificate of Occupancy for retail use of the first floor and storage use for the basement and second floor (the “Possession Date”).  If Landlord’s Work is not substantially completed because of acts, omissions or changes made or requested by Tenant, its agents, designers, architects or any other party acting on Tenant’s behalf, then Landlord’s Work, shall be deemed to have been substantially completed on the date same would have so been substantially completed, absent such delay, and Tenant shall pay as hereinbefore provided Rent (as defined below) on a per diem basis for each day of delay of Landlord’s substantial completion caused by Tenant or any of the aforementioned parties.  Landlord shall notify Tenant, in writing with at least fourteen (14) days advance written notice, of the date it will be delivering possession of the Premises.  If any code violations or Hazardous Materials, as defined below, are found in the Premises during the performance of Tenant’s Work, Landlord shall remove or abate same at Landlord’s sole cost and expense in accordance with all legal requirements, and if Tenant is delayed in Tenant’s Work by reason of such removal or abatement or by the existence of code violations, the Rent Commencement Date shall be extended by the number of days of such delay.  Landlord shall remain responsible for the cure of any code violations existing on the date of delivery of possession of the Premises to Tenant.  “Hazardous Materials” means any material that is deemed toxic, dangerous or hazardous by any local, state or federal law, statute, rule, regulation, code or ordinance, and shall include, without limitation, asbestos, asbestos-containing materials, lead paint and mold.  In addition, if Tenant is delayed in obtaining a construction permit by the failure of Landlord to approve Tenant’s plans within five (5) business days of its receipt of same or due to delays due to force majeure, including, without limitation, delays caused by the New York City Department of Buildings beyond their normal processing time, the Rent Commencement Date shall be extended on day for day basis equal to the number of days Tenant is so delayed.

SECTION 1.6                           (b)      Except as otherwise expressly provided herein, Tenant shall not be entitled to any abatement, reduction, setoff, counterclaim, defense or deduction with respect to any Fixed Rent, Additional Rent or other sum, charge, cost, expense, payment or deposit payable by Tenant hereunder.

(b)           (i) the parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease; and (ii) except as otherwise expressly set forth herein, each provision hereof shall be separate and independent and the breach of any such provision by Landlord shall not discharge or relieve Tenant from its obligations to perform each and every covenant to be performed by Tenant hereunder.

(c)           Except as expressly provided to the contrary in this Lease, Tenant waives all rights to terminate or surrender this Lease and to any abatement or deferment of Fixed Rent, Additional Rent or other sum payable hereunder.

SECTION 1.7                           Final Possession Date.  Landlord will use commercially reasonable efforts to deliver possession of the Premises by December 1, 2009.  In the event, however, that Landlord is unable to so deliver possession of the Premises on or before December 7, 2009 then, as liquidated damages and not as a penalty, Landlord shall pay to Tenant $350.00 per day for each day after December 7, 2009 that such delivery is delayed.  Such obligation to pay liquidated damages shall survive termination of the Lease.  If Landlord is unable to deliver possession of the Premises in the condition required by July 31, 2011 (“Final Possession Date”), then either Landlord or Tenant may terminate this Lease, by giving a Termination Notice to the other party, in which case the Lease shall be deemed null and void and of no force and effect provided, however, in the event Landlord shall so deliver the Premises within thirty (30) days after receipt of Tenant’s Termination Notice, then Tenant’s Termination Notice shall be null and void.  If the term of this Lease does not begin by July 31, 2018, this Lease shall be null and void.

ARTICLE 2

Rent

SECTION 2.1                           Fixed Rent; Additional Rent.

(a)           Annual Fixed Rent, commencing on the Rent Commencement Date, shall be paid in equal monthly installments in advance on the first day of each and every calendar month of every year of the Lease Term.  In the event that the Rent Commencement Date shall occur on a date other than the first day of a calendar month, any partial month shall be pro-rated on a per diem basis from the Rent Commencement Date through the last day of the month in which the Rent Commencement Date shall occur, until the end of the Lease Term.  Such Fixed Rent shall be paid to Landlord during the following periods at the following rates:

(i)           Rent Commencement Date to and including the 36th full calendar month of the term following the Rent Commencement Date:  The annual sum of $370,000.00, in every year, payable in equal monthly installments of $30,833.33

(ii)           The 37th calendar month to and including the 72nd calendar month:  The annual sum of $407,000 in every year, payable in equal monthly installments of $33,916.67; and

(iii)           The 73rd calendar month to the 108th calendar month; The annual sum of $447,700.00 in every year, payable in equal monthly installments of $37,308.33

(iv)           The 109th calendar month through the 144th calendar month:  The annual sum of $492,470.00 in every year, payable in equal monthly sums of $41,039.17

(v)           The 145th calendar month through the 180th calendar month:  The annual sum of $541,717.00, payable in equal monthly installments of $45,143.08

Renewal Option:  The first 36 month of the Renewal Option Period.  The annual sum of $595,888.70, in every year, payable in equal monthly installments of $49,657.39

Renewal Option:  The last 24 months of the Renewal Option Period, The annual sum of $655,477.57 in every year, payable in equal monthly installments of $54,623.13

(b)           In addition to the Fixed Rent, Tenant shall pay to Landlord, as of the Rent Commencement Date, Additional Rent as provided in this Lease (Fixed Rent and Additional Rent shall be called collectively, the “Rent”) All Rent shall be paid to Landlord, at its office, or at such other place or places as Landlord shall designate to Tenant, in lawful money of the United States of America.

SECTION 2.2                           Manner of Payment.  Tenant shall pay Rent as and when the same shall become due and payable, without demand therefor, and without any abatement, setoff or deduction whatsoever, except as provided in SECTIONS 9.1, 8.2, 12.1 13.1, and 28.1 and Tenant shall keep, observe and perform each and every covenant and agreement herein contained on its part to be kept, observed and performed.

ARTICLE 3

Real Estate Taxes

SECTION 3.1                           Definitions.  As used herein:

“Tax Statement” shall mean a statement setting forth the amount payable by Tenant or Landlord, as the case may be, for a specified Tax Year pursuant to this Article.

“Tax Bill” shall mean the actual bill or a copy of said actual bill provided by the city, state or other governmental entity.

“Tax Expenses” shall mean all expenses (including but not limited to customary and usual attorneys’ fees, expert and other witnesses’ fees and disbursements) incurred by Landlord in connection with any application or proceeding to reduce the assessed valuation of the real property for each Tax Year with respect to Real Estate Taxes or otherwise in contesting the validity or amount of any Real Estate Taxes or in obtaining a refund of Real Estate Taxes.

“Tax Year” shall mean each 12-month period commencing July 1st and ending June 30th or any portion of which occurs during the Term of the Lease.

“Real Estate Taxes” shall mean all real estate taxes, sewer rents, water frontage charges, business improvement district and other assessments, special or otherwise, levied, assessed or imposed by the City of New York or any other taxing authority upon or with respect to the Building, subterranean or air rights of the real property known as 2061-2063 86th Street Brooklyn, New York (Block 6346, Lots 53 and 54) or such other tax lots which such tax lot may be subsequently redesignated and all taxes assessed or imposed with respect to the rentals payable hereunder other than general income, gross receipts and excess profits taxes.  Real Estate Taxes shall also include any taxes, charges or assessments levied, assessed or imposed by any taxing authority in lieu of the present method of real estate taxation, provided such additional or substitute taxes, charges and assessments are computed as if the Building were the sole property of Landlord subject to said additional or substitute tax, charge or assessment including, but not limited to, any occupancy, gross receipts, rental, franchise, transit or other tax.  Real Estate Taxes shall exclude penalties for late payment.  With respect to any Tax Year, all Tax Expenses shall be considered as part of the Real Estate Taxes for such Tax Year, except if Tenant fails to timely pay Tenant’s Tax Payment, in which event Tenant shall be responsible for penalties for late payment.  With respect to any Tax Year in which Landlord receives a tax refund, the total amount of Tax Expenses incurred by Landlord to obtain such refund shall be first deducted from the refund amount and the balance credited against Tenant’s Real Estate Tax bill, or if no credit is possible, refunded to Tenant within 30 days.  Tenant hereby waives any right to institute or join in tax certiorari proceedings or other similar proceedings contesting the amount or validity of any Real Estate Taxes.  In the event Landlord declines to contest Real Estate Taxes, however, Tenant shall have the right to do so at its own expense after written notice to Landlord.

“Tenant’s Proportionate Share” shall mean, for all purposes of this Lease, one hundred percent (100%.)

SECTION 3.2                           Tenant shall pay, commencing on the Rent Commencement Date, in addition to the Fixed Rent, and as Additional Rent, an amount (hereinafter “Tenant’s Tax Payment”) equal to Tenant’s Proportionate Share of the Real Estate Taxes.  Such Additional Rent shall be paid by Tenant notwithstanding the fact that Tenant may be exempt, in whole or in part, from the payment of any Real Estate Taxes due to Tenant’s diplomatic, charitable, or otherwise tax exempt status, or for any other reason at all.

SECTION 3.3                           (c)      Landlord shall furnish Tenant with a statement and a copy of the Real Estate Tax bill setting forth the amount of Real Estate Taxes and Tenant’s Tax Payment and Tenant shall pay Tenant’s Tax Payment at least fifteen (15) days before the first day of the month in which the Real Estate Taxes for such subsequent Tax Year become due; but in no case, except as set forth in Subsection (b) below, shall Tenant’s payments be payable more than thirty (30) days prior to the date that such payments are due to the taxing authority.

(b)           At Landlord’s option, Tenant’s Tax Payment shall be due and payable as Additional Rent, together with the monthly installment of Fixed Rent, in an amount equal to one-twelfth (1/12) of Tenant’s Tax Payments reasonably estimated by Landlord.  If the amount of such monthly payment exceeds the actual amount due for a Tax Year, the overpayment shall be credited to Tenant’s next succeeding payment of Rent or refunded to Tenant if at the end of the Term Tenant does not owe any Rent or Additional Rent to Landlord.  If the amount paid by Tenant shall be less than the actual amount due, Tenant shall pay the difference to Landlord by the later of (i) thirty (30) days after receipt of notice thereof from Landlord or (ii) the date that the next installment of Fixed Rent shall become due and payable.  Partial Tax years shall be pro-rated.

SECTION 3.4                           Except as set forth in Section 3.1, only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the real property.  In the event that the assessed valuation for any Tax Year occurring within the Lease Term is reduced (as a result of settlement, final determination of legal proceedings or otherwise) then (i) the Real Estate Taxes imposed upon the real property in respect of the applicable Tax Year shall be retroactively adjusted to reflect such reduction, (ii) Tenant’s Tax Payment shall be adjusted accordingly, subject to adjustment for Tax Expenses as provided herein, and (iii) Tenant shall receive a credit against Tenant’s Tax Payment in the amount of Tenant’s Proportionate Share of such reduction as adjusted in accordance with the provisions hereof, or a refund within 30 days if no credit is possible.

SECTION 3.5                           If, after Tenant shall have paid Tenant’s Tax Payment and Tenant’s Proportionate Share of Tax Expenses with respect to any Tax Year, Landlord shall receive a refund of any portion of the Real Estate Taxes with respect to such Tax Year by final determination of legal proceedings, settlement or otherwise, Landlord shall promptly after receiving such refund pay Tenant its Proportionate Share of such refund or, at Landlord’s option, credit Tenant’s Proportionate Share of such refund against the next succeeding installment(s) of Rent coming due, in both cases net of the total amount of Tax Expenses incurred by Landlord to obtain such refund.

SECTION 3.6                           In the event this Lease shall expire or terminate on a day other than the last day of a Tax Year, Tenant’s Tax Payment for such partial year shall be prorated as of the date of such expiration or termination.

SECTION 3.7                           INTENTIONALLY OMITTED

SECTION 3.8                           In no event shall the Fixed Rent or Additional Rent (exclusive of the adjustments of Tenant’s Tax Payment described in this Article) be reduced by virtue of any decrease in Real Estate Taxes.

SECTION 3.9                           The expiration or termination of this Lease during any Tax Year for any part or all of which there is Additional Rent payable under this Article shall not affect the rights or obligations of the parties hereto respecting such Tax Year, and any statement relating to Tenant’s Tax Payment with respect to such Tax Year may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination.  Any payments due under such statement shall be payable within thirty (30) days after such statement is sent to Tenant.  Reconciliation between the parties shall survive expiration of the term.

SECTION 3.10                           In addition to Tenant’s Tax Payment, commencing on the Rent Commencement Date, Tenant shall pay as Additional Rent Tenant’s Proportionate Share of the cost of any Commercial Property or liability insurance policies carried by Landlord from time to time on the Building as set forth in Section 8.1.1 Such payment shall be made from time to time within thirty days of the Landlord sending copies of applicable bills and a statement to Tenant setting forth in reasonable detail the amount payable by Tenant pursuant to this SECTION 3.10.

SECTION 3.11                           Any Additional Rent due under this Lease shall be collectible by Landlord in the same manner as the Fixed Rent, and Landlord shall have all rights with respect thereto as it has with respect to the Fixed Rent, including all remedies for non-payment thereof.

ARTICLE 4

Condition of Premises

SECTION 4.1                           Condition of Premises.  Notwithstanding anything to the contrary set forth in this Lease or in the Exhibits hereto, Tenant warrants, represents and acknowledges:

(a)           It has inspected the Premises, is fully familiar with the physical condition and state of repair thereof and all other matters relating to this Lease and agrees to accept the Premises “as is”, in its present state and condition, subject to substantial completion (as defined in Section 1.5) of Landlord’s Work as set forth in Exhibit B hereof.

(b)           In entering into this Lease, Tenant has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Landlord or any agent employee or other representative of Landlord, or any other person representing or purporting to represent Landlord, which are not expressly set forth in this Lease, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE 5

Use of Premises

SECTION 5.1                           Use.

The Premises shall initially be used as and for the operation of an athletic lifestyle store with the display and sale at retail of athletic and casual footwear and apparel, hats, outerwear, together with the incidental sale of related accessories, athletic equipment, and gift items, as are sold in other Foot Locker stores (“Exclusive Use”), including storage and with incidental office space.  After opening for the initial use, the Premises may thereafter be used for any lawful retail use and no other purpose.

SECTION 5.2                           Prohibited Conduct.  Tenant shall not, without the consent of Landlord, operate any coin or token operated vending machine or similar device for the sale of any goods, foods or beverages, including, without limitation, amusement devices, except those for the sole use of Tenant’s employees.

SECTION 5.3                           Advertising.  Tenant shall not:

(a)           use any advertising medium such as loudspeakers, sound amplifiers or flashing lights which may be heard or seen outside the Premises;

(b)           install any banner, flag or the like on the exterior of the Building without the specific prior approval of Landlord other than any banner with the words “Grand Opening” or words of similar import, which banner shall be permitted during the first ninety (90) days of the Term only.

SECTION 5.4                           Further Prohibitions.  Tenant shall not use, or permit the use of the Premises or any part thereof for:  (1) the sale of candy, food, cigarettes, cigars, tobacco, newspapers, magazines, beverages or similar items or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, except that Tenant may have vending machines for the sole use of Tenant’s employees, (2) manufacturing, printing or electronic data processing, except for the operation of normal business office equipment and machines for Tenant’s own requirements, as distinguished from operation for commercial hire or for the sale of products or services to others; (3) rendition of medical, dental or other diagnostic or therapeutic services; (4) maintenance of any gambling or gaming activities or any political activities or any club activities, whether public or private, or a school of any kind or an employment or placement agency; (5) the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission; (6) an employment agency, executive search firm or similar enterprise or vocational training center or classrooms; (7) a telephone or secretarial or a messenger service; (8) a company engaged in the business of renting office or desk space; (9) a public finance (personal loan) business (other than a savings bank); or (10)) the sale, lease or rental of video tapes or DVDs, except as incidental part of Tenant’s primary business.  In addition, Tenant agrees not to bring, or permit to be brought, any obscene or pornographic material into the Premises, and shall not permit or conduct any obscene, nude, or semi-nude live performances at the Premises, nor shall Tenant permit the use of the Premises for nude modeling, or for so-called “rubber-goods” shops, or as a sex club of any sort, or as a “massage parlor”.  Tenant agrees further that Tenant will not permit any of these uses by any sublessee or assignee of the Premises.  This Section shall directly bind any successors in interest to the Tenant.  In the event of a breach of this Lease arising from a violation of any of the provisions of this Article 5, Landlord shall be entitled to exercise any and all of its remedies hereunder.  Pornographic material is defined for purposes of this Section as any written or pictorial matter with prurient appeal and any objects or instruments that are primarily concerned with lewd or prurient sexual activity.  Obscene material is defined here as it is in New York Penal law §235.00.

SECTION 5.5                           Window Cleaning.  Tenant will not clean nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of Section 202 of the New York State Labor Law or any other applicable law or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.

SECTION 5.6                           Additional Use Covenants.  Tenant shall, throughout the Term of this Lease (1) operate the business located at the Premises in a first-rate and reputable manner and in a manner which shall not detract from the character or appearance of the Building; (2) keep and maintain the Premises, except portions of the Premises required to be maintained by Landlord, and Tenant’s personal property and signs therein or thereon and the exterior and interior portions of all windows, doors and all glass or plate glass in a neat, clean, sanitary and safe condition; (3) clean the inside and outside of the storefronts whenever necessary, (4) apply for, secure, maintain and comply with all licenses or permits which may be required for the conduct by Tenant of the Permitted Use and to pay, if, as and when due all license and permit fees and charges of a similar nature in connection therewith and provide Landlord with copies thereof upon request; and, (5) keep the Premises neat and clean, free from waste, offensive odors, and, in orderly and sanitary condition, free of vermin, rodents, bugs and other pests, including, but not limited to keeping the sidewalk adjacent to the Premises free from refuse, snow, ice and debris.  Further, Tenant covenants and agrees that at all times (a) the kind and quality of merchandise, goods and services offered in the Premises, and the conduct of Tenant’s business therein will be good and reputable in every respect, (b) the sales methods employed in said business, as well as all other elements of merchandising, will be in conformity with the highest business dealing in the same or similar merchandise, goods and services or conducting a similar type of business.  If Tenant’s business operation is not consistent with such standards, Tenant shall immediately remedy such deficiencies as to which Landlord shall give Tenant written notice (which remedy shall not limit or be in lieu of any other remedies which Landlord may have under this Lease for such default by Tenant.)

SECTION 5.7                           No Continuous Operation.  Nothing herein shall imply any obligation of Tenant to continuously operate or to remain open for business in the Premises so long as it continues to pay Rent.

ARTICLE 6

Tenant’s Property

SECTION 6.1                           Tenant’s Property.  All fixtures equipment, improvements and installations attached to, or built into, the Premises at the commencement of or during the Term shall be and remain part of the Premises and be deemed the property of Landlord except if installed pursuant to the terms hereof at the expense of Tenant (“Tenant’s Property”).  Tenant may (provided that Tenant is not then in default beyond any applicable notice and grace periods hereunder), but shall not be required to, remove Tenant’s Property from the Premises during the term of this Lease.  Prior to the expiration or earlier termination of this Lease, Tenant shall remove all or part of Tenant’s Property that constitutes Moveable Property (hereinafter defined) from the Premises, and Tenant shall repair, or shall reimburse Landlord upon demand for the cost of repairing, any damage to the Premises or the Building occasioned by such removal.  Any Tenant’s Property that constitutes Moveable Property which shall not be removed as aforesaid, may be removed by Landlord at Tenant’s expense or, if not so removed, shall be deemed to have been abandoned by Tenant.  Moveable Property means all moveable furniture, equipment and any other items, which are the property of Tenant and are not affixed to the Premises, excluding shelving.  Tenant shall be allowed to use solely during the term of the Lease and any renewal thereof, any existing improvements and or equipment within the Premises (if any), including any Heating/Air Conditioning Units, sprinklers and smoke detectors (the “Existing Equipment”), provided it maintain and make all necessary repairs to such Existing Equipment, at its sole cost and expense, beyond the warranty for such items (if any), which shall be newly installed by Landlord pursuant to Exhibit B.  All such Existing Equipment shall remain part of the Premises and may not be removed by Tenant upon the expiration of the Lease term.

ARTICLE 7

Utilities

SECTION 7.1                           Utilities.  It is specifically understood and agreed that, subject to any requirements of Exhibit B, the Landlord shall not be required to furnish or provide any services whatsoever, including, but not limited to, utilities, heat, hot or cold water, air conditioning, gas, electricity, cleaning service, exterminating services, garbage removal, security or any other kind of service or utility in or to the Premises.

Tenant agrees to make its own arrangement with the utility companies servicing the Premises for the furnishing and payment of all charges for electricity, water and other utilities consumed by the Tenant in the Premises, { including the installation of water, electric and any other necessary meters therefor.  In no event shall Landlord be responsible for charges for electricity, water or any other utility consumed in the Premises by Tenant.  Interruption or curtailment of any such services shall not constitute a constructive or partial eviction, nor entitle Tenant to any compensation or abatement of rent.  Tenant covenants and agrees that at all times its use of electric energy shall not exceed the capacity of the existing feeders to the Building or of the risers or wiring installations.  Tenant shall make no alterations or additions to the electrical system in the Building without the prior written consent of Landlord, such consent not to be unreasonably withheld or delayed.  Tenant shall have the right to install satellite equipment on the building, subject to code, and subject to the approval of Landlord as to specifications and location, such approval not to be unreasonably withheld.

SECTION 7.2                           Landlord’s Liability.  Landlord shall in no manner be liable for any failure, inadequacy or defect in the character or supply of alternating electric current, gas, water or steam furnished to the Premises by any public or private service company or any other supplier thereof if such inadequacy or defect is not due to the negligence or willful misconduct of Landlord, its agents, servants or employees.  (Landlord is in any event to use reasonable efforts to minimize the effect of such failure, inadequacy or defect and to eliminate the same at the earliest practicable time).

SECTION 7.3                           Stoppage or Interruption of Services.  Landlord may stop or interrupt the supply of alternating electric current, gas, water, chilled water or steam at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, the making of repairs, alterations or improvements, inability to secure a proper supply of fuel, gas, water, electricity, labor or supplies or by reason of any cause beyond the reasonable control of Landlord; provided, however, that Landlord shall use its commercially reasonable efforts (except in an emergency) such that any such stoppage or interruption for the purpose of making any repair, alteration or improvement shall be made at such times and in such manner as to minimize any unreasonable interference with Tenant’s use of the Premises, and Landlord shall give reasonable prior notice of not less than three (3) days (except in the event of emergency, when notice shall not be required) of the anticipated commencement, duration and nature thereof.  Tenant shall not be entitled to any abatement of Rent or other compensation nor shall this Lease or any of Tenant’s obligations hereunder by affected by reason of such stoppage or interruption, except that if any interruption continues for more than two (2) days, Rent shall abate.

SECTION 7.4                           Sprinkler.  Landlord shall install or upgrade the sprinkler system to the extent indicated in Exhibit B (if at all) or required as a result of Landlord’s Work in Exhibit B (if required by law.) Thereafter, unless due to the improper completion of Landlord’s Work, if the New York Board of Fire Underwriters or the Insurance Services Office, or any bureau, department or official of the federal, state or city government, require or recommend the installation of a sprinkler system or that any changes, modifications, alterations, or additional sprinkler heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business, or the location of partitions, trade fixtures, or other contents of the Premises, or for any other reason, or if any such sprinkler system installations, changes, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by any said exchange or by any fire insurance company, Tenant shall, at Tenant’s expense, promptly make such sprinkler system installations, changes, modifications, alterations, and supply additional sprinkler heads or other equipment as required, whether the work involved shall be structural or non-structural in nature.

ARTICLE 8

Various Covenants

SECTION 8.1                           Tenant’s Covenants.

Tenant shall:

(a)           take good care of the Premises, keep the Premises in a neat and clean condition and pay the cost of any injury, damage or breakage done by Tenant or by its employees, licensees or invitees;

(b)           observe and comply with the reasonable rules and regulations as Landlord at any time may adopt and promulgate for general applicability to tenants of the Building and communicate on reasonable notice to Tenant (all of such rules and regulations to be enforced by Landlord without discrimination, and any consent or approval by Landlord required under any of such rates and regulations not to be unreasonably withheld or delayed);

(c)           permit Landlord, on reasonable notice and accompanied by an authorized representative of Tenant (except in an emergency), and any holder of an underlying mortgage, and their agents, contractors and representatives, to enter the Premises at such hours as shall not unreasonably interfere with Tenant’s business (i) to inspect the same, (ii) to comply with any law, order or requirement of any governmental authority or insurance body or (iii) to exercise any right reserved to Landlord under ARTICLE 11 or elsewhere in this Lease;

(d)           make no claim against Landlord for any injury or damage to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, or loss of use of, any property of any other person, unless caused by the willful misconduct or negligence of Landlord, its agents, servants or employees;

(e)           except as specifically permitted in Section 23.1 hereof, make no alteration, change, addition, improvement, repair or replacement in, to, or about, the Premises (a “Tenant Change”) without the prior consent of Landlord and in accordance with ARTICLE 23 hereof.

(f)           promptly and duly pay all costs and expenses incurred for or in connection with any Tenant Change and discharge within thirty (30) days by payment, bonding or otherwise as provided by law any mechanic’s or other lien created against the Building in connection with any Tenant Change;

(g)           not violate, or permit the violation of, any condition imposed by the standard “all risk” insurance policy issued for similar buildings in the City of New York, and not do, suffer or permit anything to be done, or keep, suffer or permit anything to be kept, in the Premises which would increase the fire or other casualty insurance rate on the Building or the property therein, or which would result in insurance companies of good standing refusing to insure the Building or any such property in amounts and against risks as reasonably determined by Landlord from time to time; provided, however, that if insurance is available, Tenant shall not be in default hereunder if Tenant shall pay to Landlord the amount of any increase in the insurance premiums resulting from any increase in the insurance rate; and

(h)           permit Landlord, at reasonable times upon reasonable notice and accompanied by an authorized representative of Tenant (and in a manner designed to avoid interference with the normal conduct of Tenant’s business in the Premises) to show the Premises during usual business hours to any prospective purchaser or mortgagee and, during the last two (2) months of the term, to any prospective lessee of the Premises.  Landlord shall not however, place, “to let” or similar signs on or about the Premises.

SECTION 8.1.2                           Tenant’s and Landlord’s Insurance.

(a)           Tenant, at Tenant’s expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant’s Property and Alterations made by Tenant, in either case to the extent insurable under the available standard forms Commercial Property “all-risk” insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant’s option, to a reasonable deductible (the insurance policy described in this clause (i) being referred to herein as “Tenant’s Property Policy”), and (ii) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement (the insurance policy described in this clause (ii) being referred to herein as “Tenant’s Liability Policy”).  The Landlord, and at Landlord’s request, Landlord’s managing agent and any mortgagee or mortgagees of the Building shall be named as additional insureds on Tenant’s Liability Policy.

Landlord shall keep in full force and effect Commercial Property Insurance (“all-risk” insurance) in an amount equal to one hundred percent 100% of the replacement value of building structure with a reasonable deductible; and a policy of commercial general liability and property damage coverage, with a broad form contractual liability endorsement insuring Landlord’s Work to the extent of its obligations under the Lease with limits of one million dollars ($1,000,000.00) per occurrence.

(b)           Tenant’s Liability Policy shall contain a provision that (i) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, and (ii) the policy is non-cancelable with respect to the Landlord Indemnitees unless at least thirty (30) days of advance written notice is given to Landlord, except that Tenant’s Liability Policy may be cancelable on no less than ten (10) days of advance written notice to Landlord for non-payment of premium.  If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant’s Property Policy or Tenant’s Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice.  The minimum amounts of liability under Tenant’s Liability Policy shall be a combined single limit with respect to each occurrence in the amount of Two Million Dollars ($2,000,000) for injury (or death) to persons and damage to property, which minimum amount Landlord may increase from time to time to the amount of insurance that in Landlord’s reasonable judgment is then being customarily required by prudent landlords of similar buildings in the vicinity of the Building from tenants leasing space similar in size, nature and location to the Premises, but not more than one increase every three years.  In addition to Tenant’s Liability Policy and Tenant’s Property Policy Tenant shall carry (i) contractual liability insurance covering the indemnity contained in this Lease; and (ii) workers compensation insurance as required by law.  In addition, Tenant shall maintain the insurance required by ARTICLE 23 of this Lease.

(c)           Tenant and Landlord shall each cause any Liability Policy and Commercial Property Policy to be issued by reputable and independent insurers that are (x) permitted to do business in the State of New York, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least IX (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(d)           Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Liability Policy with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the Premises.  Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Property Policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Premises below the amount required by this Lease.

(e)           Tenant and Landlord shall each obtain an appropriate clause in, or endorsement on, any insurance policy carried by each pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery.  The parties also agrees that, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, each shall not make any liability claim against or seek to recover from the other or their servants, agents or contractors for any loss or damage to its property or the property of others resulting from fire or other hazards covered by insurance policies.

(f)           On or prior to the Possession Date, Tenant shall deliver to the Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Section 8.1 (a) including evidence of waivers of subrogation required by Section 8.1 (e) and naming of additional insureds in either case as required by Section 8.1.  Tenant shall deliver to the Landlord evidence of each renewal or replacement of a policy at least twenty (20) days prior to the expiration of such policy.

(g)           If (i) Tenant (or any other person claiming by, through or under Tenant) uses the Premises for any purpose other than the Permitted Use, and (ii) the use of the Premises by Tenant (or such other person) causes the premium for any insurance policy carried by Landlord to exceed the premium that would have otherwise applied therefor if Tenant (or such-person) used the Premises for the Permitted Use, then Tenant shall pay to Landlord, as Additional Rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor.

(h)           Tenant shall, after the Possession Date, replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the Premises.  Tenant shall be permitted to self-insure with respect to plate glass.

(i)           Landlord acknowledges that Tenant maintains standard insurance policies with its affiliates which shall be deemed acceptable for the purposes herein.

(j)           Tenant shall at the expiration or any earlier termination of this Lease, terminate its occupancy of, and quit and surrender to Landlord, the Premises broom-clean and in good condition except for (A) ordinary wear and tear, (B) loss or damage by fire or other casualty, and (C) any other loss or damage which respect to which Tenant is relieved from liability pursuant to SECTION 12.1; and

(k)           Tenant shall indemnify and save harmless Landlord and its partners, members, officers, directors, agents and employees (collectively, “Landlord Parties”) from and against all liability (statutory or otherwise), claims, expenses (including reasonable attorney’s fees and reasonable disbursements incurred in the defense thereof) to which any Landlord Party may (except insofar as it arises out of the act or neglect of such Landlord Party) be subject or suffer by reason of any claim for, any injury to, or death of, any person or persons or damage to property (including any loss of use thereof) or otherwise and arising from or in connection with the use by Tenant of, or from any work or anything whatsoever done by Tenant (or any of its officers, directors, agents, contractors, employees, licensees or invitees) in, any part of the Premises (other than by Landlord or its agents or contractors) during the term of this Lease or during the period of time, if any, prior to the Commencement Date with respect to such part that Tenant may have been given access to for the purposes of occupancy or doing work, or arising from any condition of the Premises due to or resulting from any default by Tenant in the keeping, observance or performance of any covenant or agreement contained in this Lease or from any fault or neglect of Tenant or any of its partners, members, officers, directors, agents, contractors, employees, licensees or invitees.

Landlord shall indemnify and save harmless Tenant and its officers members, officers, directors, agents and employees (collectively “Tenant’s Parties”) from and against all liability (statutory or otherwise), claims, expenses (including reasonable attorney’s fees) and reasonable disbursements incurred in the defense thereof) to which any Tenant Party may, as a result of the acts or negligence of Landlord, or Landlord’s Parties or contractors) be subject or suffer by reason of any claim form any injury to, or death of, any person or persons or damage to property (including any loss of use thereof) or otherwise and arising from or in connection with the use by Landlord of, or from any work or anything whatsoever done by Landlord (or Landlord’s parties or contractors) in any part of the Premises during the term of this Lease or otherwise resulting from the acts or negligence of Landlords or Landlord’s Parties or contractors.

SECTION 8.2                           Repairs by Landlord.  Landlord shall have no obligation to make any repairs to the Premises or the Building other than those to the footings and foundations, vaults of the Building, the roof (in a water-tight condition) and the structural or exterior walls, including the facade ((but not the storefront of the Building) and the sidewalk (collectively, “Structural Elements”) which Landlord shall repair at its own expense.  In addition, Landlord’s Work shall be warranted for one year and Landlord shall be obligated to repair, at its own expense, any defects in work or materials to Landlord’s Work.  In the event Landlord does not commence repair of items that it is obligated to repair within 30 days after written notice from Tenant, Tenant may effect such repair and deduct the cost from Rent, such monthly deduction not to exceed 30% of each monthly installment of Fixed Rent, until the total amount of such repair is recovered.  In the event of emergency.  Tenant shall be required to give only such notice as is practicable and prudent under the circumstances in order to prevent waste to the property.

SECTION 8.3                           Repairs by Tenant.  Tenant shall be required at its sole cost and expense to make all repairs which are not those of Landlords set forth in Section 8.2 above and any repairs to Structural Elements resulting from Tenant’s acts or negligence.  All repairs to the Premises shall be at Tenant’s cost and responsibility except for the repairs to the Structural Elements and repair of defects in Landlord’s Work through the one year warranty period or repairs necessitate by the acts or negligence of Landlord, which shall be at Landlord’s sole cost and expense.

In the event that a violation is placed against the Tenant, the Landlord and/or the Premises, caused by Tenant’s actions or omissions by the Department of Buildings, the Environmental Control Board, or any other governmental/municipal, administrative or legal agency, with regard to the sidewalks adjoining the Premises for accumulation of rubbish, then Tenant shall remedy any such violation and pay any fines, penalties and interest related to such violation.  In the event Tenant fails to comply with its obligations hereunder, then Landlord shall have the right but not the obligation to perform such obligations, with notice to Tenant, and charge Tenant the costs incurred by Landlord as Additional Rent, and Tenant shall pay same within thirty (30) days of being billed for same.

SECTION 8.4                           HVAC Maintenance Contract.  As part of Tenant’s obligation to maintain and repair the HVAC serving the Premises, Tenant shall regularly service the units and perform emergency and extraordinary repairs thereto, provided that Landlord shall assign the warranties on the units to Tenant.  Subject to assignment of the warranties, nothing herein shall limit Tenant’s obligation to maintain the air conditioning units in good condition and repair throughout the Term.

ARTICLE 9

Compliance With Laws

SECTION 9.1                           Compliance with Laws by Tenant and Landlord.  Tenant shall comply with all laws and ordinances and all rules, orders or regulations of any governmental authority or of the Board of Fire Underwriters for any successor thereto), at any time duly issued or in force, attributable to the Premises or any part thereof, except for (i) repair of the Structural Elements which shall be the responsibility of Landlord (ii) any violations arising out of Landlord’s failure to complete Landlord’s Work in accordance with all governmental requirements and (iii) remediation of Hazardous Materials as defined in 1.5 existing on the date of delivery of possession of the Premises or introduced into the Premises by Landlord or Landlord’s Parties.  If required by law, Landlord shall promptly remove any Hazardous Materials which exist in the Premises on the date of possession or which are introduced by Landlord or Landlord Parties.  If Tenant is required to close for business during such abatement of Hazardous Materials, rent shall abate for so long as Tenant is required to be closed.

ARTICLE 10

Assignment and Subletting

SECTION 10.1                           Assignment, Subletting and Other Transfers

Tenant may assign the Lease or sublet the Premises, in whole or in part, for any legal use, without the consent of Landlord, provided that tenant remains liable under the Lease,

ARTICLE 11

Changes by Landlord

SECTION 11.1                           Intentionally Omitted.

ARTICLE 12

Casualty

SECTION 12.1                           Damage Generally.

(a)           Subject to SECTION 12.1(b), if any part of the Premises shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord and Landlord shall with reasonable diligence repair such damage to any part of the Premises, the repair of which is Landlord’s obligation hereunder, in a manner and at times which do not unreasonably interfere with Tenant’s use of the Premises, and if any part of the Premises shall be rendered untenantableby reason of such damage (including untenantability due to lack of service therein) the Fixed Rent payable hereunder (and Additional Rent payable pursuant to ARTICLE 3) shall be abated for the period from the date of such damage to the date when the repair or maintenance of such part of the Premises for which Landlord shall be responsible hereunder shall have been made.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from the undertaking of such repair, except for the aforestated abatement of Rent.

(b)           Notwithstanding SECTION 12.1(a), if the Building shall be substantially destroyed by fire or other casualty and if in the reasonable opinion of Landlord it would not be economically feasible to rebuild the Building and Landlord elects not to rebuild, then Landlord may elect by written notice to Tenant within ninety (90) days after the date of such destruction (the “Destruction Date”) to terminate this Lease as of the Destruction Date and if such notice shall be given this Lease and the term and estate hereby granted shall terminate as of the Destruction Date with the same effect as if the Destruction Date were the Expiration Date of the term of this Lease and Tenant shall pay the Rent thereunder justly apportioned to the Destruction Date

(c)           In the event Landlord does not terminate this Lease in accordance with the provisions herein above, Landlord shall repair or rebuild the Premises in accordance with Paragraph (a).  The estimates required herein shall be provided by an independent architect, representative and/or contractor selected by Landlord within thirty (30) days following said damage or casualty.

(d)           Landlord shall have no obligation to carry insurance of any kind on Tenant’s goods, furniture or furnishings or on Tenant’s Property, and Landlord shall not be obligated to repair any damage thereto or to replace the same.

(e)           Notwithstanding anything to the contrary, Landlord’s restoration obligations shall be limited to the amount of insurance proceeds actually required to be maintained by Landlord hereunder, and Landlord’s shall only be required to restore the Premises to the condition it was in on the Commencement Date.

(f)           If the Premises shall be damaged by fire or other casualty to the extent of more than twenty-five (25%) of the cost of replacement thereof during the last two (2) years of the Term and Tenant does not elect to extend the Term as provided herein, Landlord or Tenant may terminate this Lease by notice to the Tenant given within ninety (90) days after such event, and upon the date specified in such notice, which shall be not less than thirty (30) days not more than sixty (60) days after the giving of said notice, this Lease shall terminate and Tenant shall forthwith quit, and surrender the Premises to Landlord and no further obligations shall accrue after the termination date, but reconciliation between the parties shall survive expiration of the term.

SECTION 12.2                           Release; Waiver of Subrogation; Contractual Liability Endorsement.  Notwithstanding any other provision contained in this Lease to the contrary, Tenant hereby waives any right it may have against Landlord, Landlord’s mortgagee or any of the other parties in interest from time to time on account of any loss or damage occasioned to Tenant, its property, the Premises or its contents arising from any risk generally covered (including deductibles) by “all risk” insurance as aforesaid providing protection against fire, lightning, extended coverage, vandalism and malicious mischief, sprinkler leakage and other “all risk” perils including water damage, whether or not such a policy shall be in force.  The parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that such insurance company(ies) may have against the other, as the case may be.

SECTION 12.3                           Express Agreement.  This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or the Premises by fire or other casualty, and any law which purports to govern the absence of express agreement, and any successor or other law of like import, shall have no application.

ARTICLE 13

Condemnation

SECTION 13.1                           Condemnation.  (d)  If there shall be a taking of the entire Premises, or so much of the Premises that balance remaining is not suitable for Tenant’s operation, in its reasonable commercial opinion, in condemnation, proceedings or by any right of eminent domain, this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the earlier of the date of vesting of title in such taking or the date of taking of possession by the condemning authority.

(b)           In the event of a taking of a portion of the Premises in the manner described in subsection (a) above Tenant shall not be entitled to abatement of Rent on account of such taking with respect to the portion of the Premises not so taken, provided Landlord restores same to a complete architectural whole; and provided, however, that Tenant shall be entitled to an abatement of Fixed Rent on account of such taking by a percentage, which shall be equal to a fraction, the numerator of which shall be the area of the portion of the sales area of the Premises so taken and the denominator of which shall be the area of the sales area of the Premises prior to such taking.

SECTION 13.2                           Award.  In the event of a taking of all of the Premises or the storefront, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant; provided, however, that nothing contained herein shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise be lawfully entitled in such case in respect of Tenant’s Property, for moving to a new location, reimbursement for tenant improvements, reimbursement for the value of Tenant’s leasehold or for any other benefits available to a Tenant provided the same do not include any value of the estate vested by this Lease in Tenant and further provided the same do not in any way diminish the value of Landlord’s award.

SECTION 13.3                           Condemnation for a Limited Period.  Notwithstanding the foregoing, if alt or any portion of the Premises shall be condemned or taken for governmental occupancy for a limited period of less than 90 days, this Lease shall not terminate, the Rent shall be abated and Tenant shall be entitled to receive the entire award therefor (whether paid as damages, rent or otherwise) less any rent due Landlord unless the period of governmental occupancy extends beyond the expiration of this Lease, in which case Landlord shall be entitled to such part of such award as shall be properly allocable to the cost of restoration of the Premises, and the balance of such award shall be apportioned between Landlord and Tenant as of the date of such expiration.  If the termination of such governmental occupancy is prior to expiration of this Lease, Tenant shall to the extent of any award restore the Premises as nearly as possible to the condition in which they were prior to the condemnation or taking.

ARTICLE 14

Accidents To Sanitary And Other Systems

SECTION 14.1                           Internationally omitted.

ARTICLE 15

Subordination; Non-Terminability of Lease

SECTION 15.1                           Subordination.  This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all current and future mortgages and assignments of leases and rents each such mortgage or assignment is hereinafter referred with respect to said mortgages (“Mortgages”) which may now or hereafter affect the land and/or the Building and/or that portion of the Building of which the Premises are a part, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages and spreaders and consolidations of such mortgages, provided that Tenant receives a recognition, non-disturbance agreement from any such mortgagee, in the form so provided by said mortgagee.  Landlord represents that currently the Premises are not encumbered with any mortgage.

SECTION 15.2                           Non-Terminability of Lease.  (e)Tenant’s Interest Not Transferable.  Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant nor any interest herein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the Bankruptcy Code.

(b)           Termination.  In the event, the interest or estate created in Tenant hereby shall be taken in execution or by other process of law, or if any guarantor of the Tenant’s obligations under this Lease or its or their executors, administrators or assigns, if any, shall be adjudicated insolvent or bankrupt pursuant to the provisions of any State Act or the Bankruptcy Code or if Tenant is adjudicated insolvent by a court of competent jurisdiction other than the United States Bankruptcy Court, or if a receiver or trustee of the property of Tenant or any Tenant’s guarantor shall be appointed by reason of the insolvency or inability of Tenant or said guarantor to pay its debts, or if any assignment shall be made of the property of Tenant or any guarantor for the benefit of creditors, then and in any such events, this Lease and all rights of Tenant hereunder shall automatically cease and terminate with the same force and effects as though the date of such event were the date originally set forth herein and fixed for the expiration of the Lease Term, and Tenant shall vacate and surrender the Premises but shall remain liable as hereinafter provided.

(c)           Tenant’s Obligation to Avoid Creditors’ Proceedings.  Tenant or any guarantor aforesaid shall not cause or give cause for the appointment of a trustee or receiver of the assets of Tenant or such guarantor and shall not make any assignment for the benefit of creditor, or become or be adjudicated insolvent.  The allowance of any petition under any insolvency law except under the Bankruptcy Code or the appointment of the trustee or receiver of Tenant or any guarantor or of the assets of either of them, shall be conclusive evidence that Tenant caused, or gave cause therefor, unless such allowance of the petition, or the appointment of the trustee or receiver, is vacated within thirty (30) days after such allowance or appointment.  Any act described in this Section (c) shall be deemed a material breach of Tenant’s obligations hereunder and an event of Default, and this Lease shall thereupon automatically terminate, Landlord does, in addition, reserve any and all other remedies provided in this Lease or at law or in equity.

(d)           Rights and Obligations Under the Bankruptcy Code.  Upon filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and / or as debtor in possession, and any trustee who may be appointed agree as follows:  (i) to perform each and every obligation of Tenant under this Lease including, but not limited to, the manner of conduct of Tenant’s business as provide in this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on (he First day of each month as reasonable compensation for use and occupancy of the Leased Premises an amount equal to all Rent otherwise due pursuant to this Lease; (iii) to reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter 7 of the Bankruptcy Code or within one hundred twenty (120) days (or such shorter time as Landlord, in its sole discretion, may deem reasonable so long as notice of such period is given) of the filing of the petition under any other chapter; (iv) to give Landlord at least forty-five (45) days prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days prior written notice of any abandonment of the Premises, any such abandonment to be deemed a rejection of this Lease; (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

(e)           No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

(f)           Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following:  (i) the cure of any monetary defaults and the reimbursement to Landlord of pecuniary loss within no more than thirty (30) days of assumption and/or assignment; (ii) the deposit of an additional sum of money with Landlord equal to six (6) months Rent, to be held as a Security Deposit; (iii) the use of the Leased Premises only as set forth in this Lease and the quality, quantity and/or lines goods or services required to be offered for sale remaining unchanged; (iv) the reorganized debtor or assignee of such debtor in possession or of Tenants’ trustee demonstrating in writing that it has sufficient background including, but not limited to substantial experience and financial ability to operate out of the Premises in the manner contemplated in this Lease and meeting all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (v) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and, (vi) the Premises, at all times, remaining a single unit with no physical changes of any kind being made to the Premises unless in compliance with the applicable provisions of this Lease.  Notwithstanding anything to the contrary contained herein, the provisions of the Bankruptcy Code shall govern.

ARTICLE 16

Right to Perform Covenants of Tenant

SECTION 16.1                           Tenant’s Default.  If Tenant shall be in default under this Lease beyond any applicable notice and grace periods, Landlord may cure the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such default will result in a violation of law or in a cancellation of an insurance policy maintained for the Building and (b) in any other case if such default continues after thirty (30) days from the date of the giving by Landlord to Tenant of notice of Landlord’s intention so to perform the same, or, in the case of such a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within thirty (30) days, shall be deemed extended if (i) Tenant shall immediately upon the receipt of such notice, advise Landlord of Tenant’s intention to institute all steps necessary to cure such default and (ii) shall institute and thereafter diligently prosecute to completion all steps necessary to cure the same.

SECTION 16.2                           Payments.  Bills for all reasonable costs and expenses incurred by Landlord in connection with any performance by it under SECTION 16.1 shall be payable within thirty (30) days after notice of the amount thereof together with interest thereon at two (2%) percent over the prime commercial lending rate at the time announced by Citicorp, N.A. to be in effect at its principal office in New York City and shall be deemed Additional Rent hereunder.

SECTION 16.3                           Additional Rent.  If any cost, expense, charge, amount or sum (other than Fixed Rent) payable by Tenant as provided in this Lease is not paid when due, the same shall be due and payable by Tenant as Additional Rent hereunder and Landlord shall have the same remedy for failure to pay Additional Rent as it has for the failure to pay Fixed Rent.

ARTICLE 17

Estoppel Certificates

SECTION 17.1                           Tenant shall, upon not less than twenty (20) days’ prior notice, execute, acknowledge and deliver to Landlord a statement (a) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) certifying the dates to which the Rent has been paid in advance, (c) stating whether or not to the best knowledge of Tenant, Landlord is in default under this Lease, and if so, specifying such default and/or (d) certifying to such other matters with respect to this Lease as may be reasonably requested.

ARTICLE 18

Conditions of Limitation

SECTION 18.1                           This Lease and the term and estate hereby granted are subject to the limitation that:

(a)           in case Tenant shall default in the payment of any Fixed Rent or Additional Rent on any date upon which the same becomes due and any such default shall continue for ten (10) days after Landlord shall have given to Tenant a notice specifying such default, or

(b)           in case Tenant shall default in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in paragraph (a) of this SECTION 18.1), and if such default shall continue and shall not be cured by any person within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of thirty (30) days, if Tenant (i) shall not, promptly upon, the giving of such notice, advise the Landlord of Tenant’s intention duly to institute all steps necessary to cure such default or (ii) shall not duly institute and thereafter diligently prosecute to completion all steps necessary to cure the same, then, in any of such cases, Landlord shall, in addition to any other remedies available to it at law or in equity, be entitled to give to Tenant a notice of intention to end the term of this Lease at the expiration of twenty (20) days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such twenty (20) days with the same effect as if the last of such twenty(20) days were the expiration date of the term of this Lease, but Tenant shall remain liable for damages as provided herein or pursuant to law.

ARTICLE 19

Re-Entry by Landlord; Damages; End of Term

SECTION 19.1                           Re-entry by Landlord.  If this Lease shall terminate as in SECTION 18.1 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof in the name of the whole, either by summary dispossess proceedings or by any lawful action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein.  The words “re-enter”, “re-entry”, and “reentering” as used in this Lease are not restricted to their technical legal meanings.

SECTION 19.2                           Damages.  In the event of a termination of this Lease, per Section 18.1, Tenant shall pay to Landlord as damages, at the election of Landlord, sums equal to the aggregate of Rent under ARTICLE 2 which would have been payable by Tenant had this Lease not terminated, payable upon the due dates therefor specified herein until the date hereinbefore set forth for the expiration of the Term; provided, however, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination and ending on the date hereinbefore set forth for the expiration of the Term, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, when received, net of expenses incurred or paid by Landlord in terminating this Lease and re-entering the Premises and securing possession thereof, as well as the expenses of reletting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Landlord be liable for failure to relet the Premises or any part thereof or be liable for failure to collect any rent due upon such reletting, provided that Landlord shall use reasonable efforts to mitigate damages; (ii) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (iii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 19.2 to a credit m respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord, and (iv) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment shall be made of the rent received from such reletting and of the expenses of reletting.

SECTION 19.3                           No Rent Acceleration.  Notwithstanding anything to the contrary contained in this Lease, it is agreed that where reference is made to sums becoming due and payable to the Landlord for the Rent for the entire unexpired balance of the term of the lease, or anything referring to the payment of Rent by the Tenant to the Landlord in a lump sum shall mean that such payment will be made monthly, with no acceleration, over the remaining term of the Lease.

SECTION 19.4                           Other Remedies.  Nothing herein contained, except as specifically provided herein, shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

SECTION 19.5                           Right to Injunction.  In the event of a breach or threatened breach on the part of either party with respect to any of the covenants or agreements on the part of or on behalf of the other to be kept, observed or performed, Landlord or Tenant shall also have the right of injunction.  The specified remedies to which either party may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Such party may lawfully be entitled at any time, except as specifically set forth in this Lease, and such party may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

SECTION 19.6                           Certain Waivers.  Tenant waives and surrenders all right and privilege which it might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the term hereof after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease.  Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of Rent, or of any successor or other law of like import.  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters whatsoever arising out of or in any way connected with this Lease or Tenant’s use of occupancy of the Premises.

SECTION 19.7                           Governing Law.  This lease shall be governed and construed in accordance with the laws of the State of New York.

ARTICLE 20

Notices

SECTION 20.1                           Notices.  Any notice, consent, approval, agreement, certification, request, bill, demand, statement, acceptance or other communication hereunder (a) shall be in writing and shall have been duly given or furnished if mailed in a postpaid envelope (registered or certified with return receipt requested)(b) addressed to Landlord as above set forth and to Tenant at Tenant’s address as above set forth on the first page hereof or to such other address or addressee as either party may designate by a notice given pursuant hereto, except that Tenant’s billing address is P.O. Box 2943, Harrisburg, PA 17105, Attention:  Facilities Payable.  All notices shall be deemed given when personally delivered and receipted or, if mailed, when received or refused as evidenced by return receipt.  Notices may also be given by special overnight handling such as Federal Express or Express Mail.  Copies of all notices to Landlord shall also be given to Jeffery Dayon, Esq. MishaanDayon&Lieblich, LLP, 1370 Broadway, New York, New York, 10018, and Ivan W. Moskowitz, Esq., Schiff Hardin LLP, 900 Third Avenue, New York, New York 10022 Notwithstanding the foregoing, Landlord agrees that in the event it elects to bill Tenant for any Rent due on a monthly basis, such bills shall be sent to Tenant at the following address:  Foot Locker Retail, Inc., # 8841 P.O. Box 2943, Harrisburg Pennsylvania 17105, Attn:  Facilities Payable.  Nothing contained herein, however, shall require Landlord to routinely bill Tenant for any Fixed Rent due under this Lease, except for initial setup, and failure to send any bill or notice to the above P.O. Box address shall in no any waive Tenant’s obligation to pay any Fixed Rent due herein or prejudice the service of any Notice under this Section.

ARTICLE 21

Miscellaneous

SECTION 21.1                           Limitation of Landlord’s Liability.  The covenants and agreements on the part of Landlord to be performed under this Lease shall be binding upon Landlord herein named only for so long as Landlord retains an interest in the Building and shall not survive the transfer of its interest in the Building (provided that nothing herein contained shall relieve Landlord from any liability hereunder accrued prior to the date of such transfer), and in the event of such transfer such covenants and agreements shall thereafter be binding upon each transferee of such interest, but only with respect to the period beginning with the date of such transfer and ending with the date of subsequent transfer of such interest.  Notwithstanding any other provision in this Lease to the contrary, Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment against Landlord and in no circumstances shall Landlord or any partner, member, officer or director be personally liable nor shall Tenant have recourse to any other assets of Landlord for satisfaction of any claim Tenant may have against Landlord.

SECTION 21.2                           Entire Agreement.  This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection therewith and neither party nor any agent or representative of either thereof has made or is making, and neither party in executing and delivering this Lease is relying upon, any warranties or representations, except to the extent set forth in this Lease.  All understandings and agreements heretofore made between Landlord and Tenant relating to the leasing of the Premises are merged in this Lease, which alone fully and completely expresses their agreement.  The EXHIBITS annexed to this Lease are hereby incorporated herein and made a part hereof.

SECTION 21.3                           No Waiver, Etc.  The failure of Landlord or Tenant to insist in any instance upon the strict keeping, observance or performance of any covenant or agreement contained in this Lease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or agreement, but the same shall continue and remain in full force and effect.  No waiver by either Landlord or Tenant of any covenant or agreement contained in this Lease shall be deemed to have been made unless set forth in a writing executed by the party whose rights are being waived.  No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.  The receipt and retention by Landlord, and the payment by Tenant, of Fixed Rent or Additional Rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach by either Landlord or Tenant.

SECTION 21.4                           Surrender and Holding Over.  Tenant shall deliver up and surrender to Landlord possession of the Premises upon the expiration or earlier termination of the Lease Term, broom clean, free of debris and Tenant’s personal property, in good order, condition and state of repair (excepting ordinary wear and tear, damage by casualty or condemnation, and any repairs which are Landlord’s obligation hereunder) and shall deliver the keys at the office of Landlord.  If not sooner terminated as herein provided, this Lease shall terminate at the end of the Lease Term without the necessity of notice from cither Landlord or Tenant to terminate the same; Tenant hereby waiving notice to vacate the Premises and agreeing that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of premises from a tenant holding over to the same extent as if statutory notice had been given.  If Tenant or any party claiming under Tenant remains in possession of the Premises, or any part thereof, after any termination of this Lease, no tenancy or interest in the Premises shall result therefrom, unless Landlord ejects as hereinafter provided, but such holding over shall be an unlawful detainer and all such parties shall be subject to immediate eviction and removal.  If, without the consent of Landlord, Tenant or any party claiming under Tenant remains in possession of the Premises, or any part thereof, after any termination of this Lease, Landlord may, in addition to its other rights, elect at its sole option and discretion to treat such holding over by Tenant as the creation of a month-to-month tenancy subject to all of the terms, covenants and conditions as are set forth in this Lease insofar as the same are applicable to a month-to-month tenancy, except that upon notice to Tenant claiming holdover rent (i) the monthly Fixed Rent of such holdover, shall be one hundred fifty (150%) percent of the aggregate sum of the monthly Fixed Rent payable in the last Lease Year of the Lease Term; plus (ii) the average monthly amount of all other Additional Rent and Charges paid by Tenant in the last Lease Year of the Lease Term.  If Tenant or any party claiming under Tenant shall holdover with Landlord’s consent (negotiations between Landlord and Tenant, prior to the end of the Lease Term for a Lease Term extension, shall not be deemed Landlord’s consent to a holdover) then such holding over shall be on such terms as Landlord and Tenant shall determine, or if no specific determination is made, then on a month-by-month basis, subject to all of the terms, covenants and conditions as set forth in this Lease insofar as the same are applicable to a month-to-month tenancy.  The period of any holding over by Tenant as aforesaid, whether on a month-to-month basis or otherwise, shall be deemed an automatic extension of the Initial Term or Renewal Term (as the case may be) for only a period concurrent with the period of such holding over.

SECTION 21.5                           Severability.  If any covenant or agreement of this Lease or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then and in each such event the remainder of this Lease or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected, and each covenant and agreement hereof shall remain valid and enforceable to the fullest extent permitted by law.

SECTION 21.6                           Attorneys’ Fees.  In any action or proceeding the prevailing party shall be reimbursed by the other party for all reasonable out-of-pocket costs incurred including reasonable attorneys’ fees to be fixed by the court, and such costs and attorneys’ fees shall be made a part of the judgment such action.

SECTION 21.7                           Broker.  Tenant and Landlord each represent to the other that it has dealt with no real estate broker, salesperson or agent other than Winick Realty and William Crisp Realty (collectively the “Broker”), who shall be paid by Landlord pursuant to separate agreement.  Tenant and Landlord shall indemnify and hold each other harmless from any loss, cost or expense incurred as a result of any breach of the foregoing representation, including reasonable expenses and attorneys’ fees

SECTION 21.8                           Successors and Assigns.  The covenants and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, their respective successors and assigns and all persons claiming by, through or under them.

SECTION 21.9                           Consent.  In the event that it is provided in this Lease that the exercise of any right by, or performance of any obligation of, Tenant shall be subject to the consent or approval of Landlord, and that the consent or approval of Landlord shall not be unreasonably withheld or delayed, then in any case in which Landlord shall withhold or delay its consent and same shall be determined to be unreasonably withheld or delayed, in no event shall any such withholding or delay of consent or approval by Landlord, or any decision with respect thereto:  (i) impose any financial liability upon or result in any damages being recoverable from Landlord other than the recovery of Tenant’s reasonable attorney fees; and/or (ii) create any right cognizable or remedy enforceable in favor of Tenant and against Landlord in law or equity or under any special statutory proceeding or at all; provided, however, that any such decision may also provide for an assessment of the costs of the proceeding with respect thereto as between Landlord and Tenant.

SECTION 21.10                           Postponement of Performance.  In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strikes, labor troubles, inability to procure labor or materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, Acts of God, fire or other casualty, condemnation or other reason of a similar or dissimilar nature beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  Notwithstanding the foregoing, after the Rent Commencement Date, nothing contained in this Section shall operate to excuse Tenant from the prompt payment of Rent or any other payments or charges required by the terms of this Lease or shall operate to extend the Lease Term.  Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party.

SECTION 21.11                           Express Provision to the Contrary.  If any provision of this Lease shall conflict in any respect with any law, statute, rule or regulation of any governmental or quasi-governmental authority having jurisdiction, then in such respect the provisions of this Lease shall govern and control in lieu thereof and shall be deemed to be express provisions to the contrary of any such law, statute, rule or regulation.

ARTICLE 22

Quiet Enjoyment

SECTION 22.1                           Tenant, upon keeping, observing and performing all of the covenants and agreements of this Lease on its part to be kept, observed and performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease from and against anyone claiming by, through or under Landlord.

ARTICLE 23

Alterations

SECTION 23.1                           (f)      Tenant shall not before or during the Term make or suffer to be made any alterations, additions or improvements (including, without limitation, Tenant’s Work) in or to the Premises (herein collectively called “Alterations”) without first obtaining Landlord’s written consent thereto based on detailed plans and specifications submitted by Tenant and prepared by an architect licensed and registered in the State of New York,, such consent not to be unreasonably withheld or delayed.  Landlord’s consent may be withheld in Landlord’s sole discretion, however, if Alterations will impair the Structural Elements or any Building systems.  Tenant may, however, notwithstanding anything to the contrary in the Lease, without the consent of Landlord, make alternations not exceeding a cost of $50,000 per year, provided same do not impair the structural elements of the building.

(b)           (i)           Except as specifically provided in this Lease, all repairs, replacements, and reconstruction (including, without limitation, all Alterations) made by or on behalf of Tenant or any of Tenant’s agents shall be made and performed (A) at Tenant’s cost and expense, (B) in such manner so as to be at least equal in quality of materials and workmanship to the original work or installation, (C) in accordance with the insurance requirements set forth in the Lease in connection with the proposed work, (D) in accordance with the rules and regulations for the Building adopted by Landlord from time to time and in accordance with all applicable laws and regulations or governmental authorities having jurisdiction over the Premises, (E) so as not to unreasonably interfere with the use and enjoyment of the Building by Landlord, other tenants of the building or any other persons, and (F) in compliance with such other reasonable requirements as Landlord may from time to time promulgate.

(ii)           In connection with its performance of Tenant’s Work and any Alterations; Tenant covenants and agrees as follows:

(c)           No Alteration shall at any time be made which shall impair the structural soundness or diminish the value of the Building.

(d)           Notwithstanding anything to the contrary contained herein, Tenant shall not be required to post or pay any construction chargebacks, review fees, payment or performance bonds, or deposits of any kind.

(e)           Before commencement of any Alterations, Tenant, at its expense, shall obtain the necessary consents, authorizations and licenses from all federal, state and/or municipal authorities having jurisdiction over such work.

(f)           Tenant shall have the right to re-use existing improvements, if applicable, including, without any limitation, any HVAC units, sprinklers and or smoke detectors.  Once Landlord has approved Tenant’s plans, any change requested by Landlord, other than those due solely to changes in applicable municipal regulatory code, shall be at Landlord’s sole cost and expense.

(g)           All work done in connection with any change or alteration shall be diligently prosecuted to its completion, done in a good and workmanlike manner, free of mechanics liens, pursuant to the plans or drawings prepared by a licensed architect previously submitted to Landlord.  Furthermore, all work done must be in compliance with the building and zoning laws, and with all other laws, ordinances, orders, rules, regulations, and requirements of all federal, state and municipal governments, and the appropriate departments, commissions, boards, and officers thereof, and in accordance with the orders, rules and regulations of the Board of Fire Underwriters or any other body now or hereafter constituted exercising similar functions, and the Tenant shall procure and deliver to the Landlord Certificates of Occupancy and all other certificates required by law.

(h)           During the course of Tenant’s Work and Alterations pursuant to ARTICLE 23, in addition to any insurance which may be required under this Lease, Tenant shall secure, pay for and maintain during the continuance of construction and fixturing work within the Building or the Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i)           Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00 or such higher amounts as may be required from time to time by any Employee Benefit Acts orother statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s contractor from liability under the aforementioned acts.

(ii)           Commercial General Liability in an amount not less than $2,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000.00.  Such insurance shall provide for broad form property coverage, explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage against claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts whether such operations are performed by Tenant’s contractor or by anyone directly or indirectly employed by any of them.

(iii)           Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired or non-owned in an amount not less than $2,000,000 combined single limit for bodily injury and property damage for each accident and $2,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $2,000,000.00 for each accident.

(iv)           “All-risk” insurance upon the entire Tenant’s Initial Work to the full insurable value thereof.  This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in Tenant’s Initial Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief.  If portions of Tenant’s Initial Work, are stored off the site of the Building or in transit to said site are not covered under said “all-risk” insurance, then Tenant shall effect and maintain similar property insurance on such portions of the work.  Any loss insured under said “all-risk” insurance is to be adjusted with Landlord and Tenant with loss payable to Landlord, contractor and subcontractors as their respective interest may appear.

(i)           Tenant agrees to indemnify and save Landlord harmless from and against any and all bills for labor performed and equipment, fixtures and materials furnished to Tenant and applicable sales taxes thereon as required by New York law and from and against any and all liens, bills or claims therefor or against the Premises or the Building and from and against all losses, damages, costs, expenses, suits and claims whatsoever in connection with Alterations.  The cost of Alterations shall be paid for in cash or its equivalent, so that the Demised Premises and the Building shall at all times be free of liens for labor and materials supplied or claimed to have been supplied.

(j)           Intentionally Omitted

(k)           After each Alteration has been completed, Tenant shall obtain a “write-off” from the applicable municipal authority and shall thereafter obtain a change in the Certificate of Occupancy or Certificate of Completion if required by reason of the Alteration.

(l)           Tenant shall cause its contractors, subcontractors, materialmen and all others performing work, or providing goods, materials and/or services to Tenant or the Promises, to work and co-exist in harmony with others performing work in, or occupying portions of, the Building.  Notwithstanding anything contained in this Lease to the contrary, if any contractors or tradespeople employed or utilized by Tenant, or any suppliers of services to Tenant, shall cause (or if their presence at the Building shall otherwise result) in any actual or threatened work stoppage, picketing, labor disruption or other dispute at the building (whether or not Landlord’s consent or approval was required for Tenant’s use of such contractor, tradesperson and/or supplier), then, Tenant shall, upon written notice from Landlord (which notice may be delivered to Tenant by hand at the Premises notwithstanding any provision contained in this Lease to the contrary), immediately cease use of such contractor, tradesperson or supplier, as the case may be, and otherwise immediately resolve the dispute or condition that gave rise to such actual or threatened work stoppage, picketing or labor disruption.  If Tenant shall fail to so comply with the foregoing provisions of this Section immediately upon written notice from Landlord, then, such failure shall be deemed to be a material breach of Tenant’s obligations under this Lease and Landlord shall have the right, in addition to any other rights and remedies which Landlord may be afforded at law or in equity, to terminate this Lease upon ten (10) days’ written notice to Tenant, without regard to any grace periods contained in this Lease.

ARTICLE 24

INTENTIONALLY OMITTED

ARTICLE 25

Signage and Access

SECTION 25.1                           (g)      Landlord Consent to Signage, Tenant shall be permitted at its sole cost and expense to exhibit, inscribe, paint or affix any sign, canopy, awning, advertisement, notice or other lettering on any portion of the Building or the outside of the Premises without the prior written consent of Landlord in each instance provided all signage is in conformity with all applicable laws and regulations.  Tenant agrees to pay all sign fees assessed by the City of New York for such signs.  Tenant agrees to keep any canopy or awning installed on the exterior of the Premises in good condition and repair throughout the Term hereof at Tenant’s sole cost and expense, including, without limitation, the periodic cleaning and replacement of the same, as reasonably required (or as reasonably requested by Landlord).

(b)           Violation of Requirements.  Any signage, advertisement, notice or other lettering which shall be exhibited, inscribed, painted or affixed by or on behalf of Tenant in violation of the provisions of this Article may be removed by Landlord and the cost of any such removal shall be paid by Tenant as Additional Rent.

(c)           In the case of the presence of scaffolding, sidewalk bridge or other similar structure on or about the Premises, Landlord shall as soon as practicable thereafter, install, at Landlord’s sole cost and expense, additional exterior signage in a prominent position on such structure, identifying Tenant’s business.  Landlord shall endeavor to limit the period during which any such scaffolding is in place to the extent reasonably practicable.

ARTICLE 26

Late Charges

SECTION 26.1                           Late Charges.  (a) If Tenant shall fail to pay all or any part of any installment of Fixed Rent or recurring Additional Rent for more than ten (10) days after the same shall have become due and payable, after the second such occurrence in any year, Tenant shall pay as Additional Rent hereunder to Landlord a late charge of four ($.04) cents for each dollar of the amount of such Rent which shall not have been paid to Landlord within such ten (10) days.

(a)           In the event Tenant pays any rent or other charge with a check that is, for any, reason, refused for payment by the bank on which it is drawn, Tenant shall pay Landlord a $50 service charge.

(b)           The late charge and service charge described above shall be (i) payable on demand and (ii) without prejudice to any of Landlord’s rights and remedies hereunder, at law or in equity, for nonpayment or late payment of rent or other sums, but shall be in addition to any such rights and remedies.  No failure by Landlord to insist upon the strict performance by Tenant of Tenant’s obligations to pay late charges, interests and service charges as provided in this Article shall constitute a waiver by Landlord of its right to enforce the provisions of this Article in any such instance or in any instance thereafter occurring.  The provisions of this Article shall not be construed in any way to extend the grace periods or notice period provided for in this Lease.

ARTICLE 27

Excavations

SECTION 27.1                           Excavations.  If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall of the Building of which the Premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

ARTICLE 28

Tenant’s Contribution

SECTION 28.1                           Tenant’s Contribution:  Tenant shall pay Landlord the sum certain of Thirty Two Thousand Dollars ($32,000.00) in consideration of Landlord’s providing and installing Tenant’s storefront pursuant to Tenant’s specifications ($22,000) and Tenant’s storefront ($10,000.00) grill pursuant to Tenant’s specifications regardless of the actual cost thereof, payable upon written request within thirty(30) days after Landlord delivers possession of the Premises.

In the event Landlord is unable to complete Landlord’s Work, Tenant may, at its option, complete Landlord’s Work and deduct the cost thereof from the Tenant Contribution, or if such deduction is not possible, from Rent.

IN WITNESS WHEREOF, Landlord and Tenant have set their hands, the day, month and year first written.

LANDLORD:	2061 86th STREET LLC

	By:	/s/
Name:
Title:

TENANT:	FOOT LOCKER RETAIL, INC, d/b/a FOOTLOCKER

	By:	/s/
Name:
Title:

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 24th day of September in the year 2009, before me, the undersigned a Notary Public in and for said state, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/
Notary Public

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 24th day of Septemberin the year 2009, before me, the undersigned a Notary Public in and for said state, personally appeared Jeff Sutton, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/
Notary Public

EXHIBIT A

Premises

(See Attached)

EXHIBIT A

Lawyers Title Insurance Corporation

SCHEDULE A
DESCRIPTION OF PREMISES

Title No.  SP22395-K

ALL that certain plot piece or parcel of land, situate, lying and being in the Borough of Brooklyn, City and State of New York, bounded and described as follows:

BEGINNING at a point on the northeasterly side of 86th Street, distant 180 feet northwesterly from the corner formed by the intersection of the northeasterly side of 86th Street with the northwesterly side of 21stAvenue;

RUNNING THENCE northeasterly parallel with 21” Avenue and part of the distance through a party wall, 100 feet;

THENCE northwesterly parallel with 86th Street, 20 feet;

THENCE southwesterly parallel with 21st Avenue and part of the distance through a party wall, 100 feet to the northeasterly side of 86th Street; and

THENCE southeasterly along the northeasterly side of 86th Street, 20 feet to the point or place of BEGINNING.

The policy to be issued under this report will insure the title to such building and improvements erected on the premises which bylaw constitute real property.

FOR CONVEYANCING ONLY:

TOGETHER with all right, title and interest of the party of the first part, of, in and to the land lying in the street in front of and adjoining said premises.

DESCRIPTION

EXHIBIT B

LIST OF LANDLORD’S WORK
FOOT LOCKER - 2061-63 86TH STREET, BROOKLYN, NY

Landlord shall deliver the Premises, with the following work done at its own cost and expense, as follows:

1.	With delivery of an ACP-5 Certification

2.	With a Certificate of Occupancy or Temporary Certificate of Occupancy for Tenant’s use asa retail store with storage in basement and 2nd floor.

3.	With clear height on 2nd floor storage at 8’-6”.

4.	With clear height ceiling on main selling floor 11’-0” A.F.F.

5.	With Code compliant ADA restroom as required.

6.	With sprinklers if required for Certificate of Occupancy.

7.	With Fire Alarm if required for Certificate of Occupancy.

8.	With Level floor on ground floor and sufficiently level on basement and 2nd floor for Tenant shelving. Landlord shall reinforce floor loads, if required for a Certificate of Occupancy.

9.	With Minimum clear interior store width as show in attached drawing; Exhibit B-Page 2.

10.	Water tight building (roof and basement),

11.	Free of vermin and walls free of all holes to prevent infestation.

12.	With sump pump in basement if necessary, to maintain dry basement.

13.	Landlord shall remove entrance area sidewalk hatch (in front of customer door) to prevent tripping hazard.

14.	With Roll down shutter. Landlord shall provide and install entire storefront.

15.	Landlord shall demolish tile and concrete sub base for first floor.

16.	With ¾plywood flooring at main and 2nd floor.

17.	Landlord shall remove stairs from 2nd floor to 3rd floor.

18.	With plumbing and electrical in working order.

Landlord shall permit Tenant to review and approve plans and specifications of Landlord’s Work, such approval not to be unreasonably withheld or delayed.  Tenant shall approve or comment with detail on Landlord’s plans and specifications by telephone within 48 hours after receipt.  If Tenant fails to so respond within 48 hours, the plans and specifications shall be deemed approved.

FIRST FLOOR PLAN

EXHIBIT B-1 (1 of 3)

Foot Locker

NEW YORK DESIGN ARCHITECTS, LLP

PROPOSED
FOOTLOCKER
2061-63 86TH STREET
BROOKLYN, NY 10027
BLOCK 6346 LOT 53 & 54

FIRST FLOOR PLAN

2061-63 86TH STREET
BROOKLYN, NY 10027

SK-2

CELLAR PLAN
PROPOSED
FOOTLOCKER
2061-63 86TH STREET
BROOKLYN, NY 10027
BLOCK 6346 LOT 53 & 54
Foot Locker
SK-1

EXHIBIT B-1 (2 of 3)

STOCK ROOM B
STOCK ROOM A
1 SECOND FLOOR PLAN

EXHIBIT B-1 (3 of 3)

PROPOSED
FOOTLOCKER
2061-63 86TH STREET
BROOKLYN, NY 10027
BLOCK 6346 LOT 53 & 54

foot Locker

NEWYORK DESIGN

2061-63 86TH STREET
BROOKLYN, NY 10027

SECOND FLOOR PLAN

SK-3

EXHIBIT B

TENANT ESTOPPEL CERTIFICATE

_______________ ____, 2011

American Realty Capital III, LLC
c/o American Realty Capital New
York Recovery REIT, Inc.,
405 Park Avenue, 15th Floor
New York, New York 10022

Re:
Lease dated September 24, 2009 (the “Lease”)between 2061 86th Street LLC, as landlord , and Foot Locker Retail, Inc. (“Tenant”), as tenant, in respect of premises located at 2061-2063 86th Street, Brooklyn, New York (the “Property”)

Ladies and Gentlemen:

The undersigned, FOOT LOCKER RETAIL, INC., d/b/a Foot Locker #8841, as Tenant, under that certain Lease dated September 24, 2009 (the “Lease”), made with 2061 86 STREET LLC, as Landlord, hereby ratifies the Lease and certifies that:

1.	Annexed hereto is a true, correct and complete copy of the Lease.

2.
The Rent Commencement Date is November 24, 2010.  The Lease Term expiration date is ___________________.  Tenant has one (1) five (5) year renewal option.  No liquidated damages are due to Tenant under Section 1.7 of the Lease.

3.	Monthly minimum rent under the Lease is $30,833.33.

4.
The Lease is in full force and effect and has not been assigned, modified, supplemented, or amended in any way.  To Tenant’s knowledge and belief, except as otherwise may be provided herein, neither party thereto is in default thereunder and the Lease represents the entire agreement between the parties as to this leasing, except as follows:  NONE

5.
As of the date hereof there are no known existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord.  Notwithstanding anything contained herein, Tenant may in the future, investigate certain issues relating to ANNUAL FIXED RENT or other charges payable under the Lease (other than minimum rent), and Tenant hereby reserves any rights it may have regarding reimbursements, off-sets, or any and all other rights of any nature relating thereto which are contained in the Lease.

6.	Tenant has not assigned or transferred the Lease and has not sublet any portion of the premises demised thereunder.

7.	No rental has been paid in advance. Tenant has deposited no security with Landlord. Tenant has a net worth in excess of $__________.

8.	Except as expressly set forth in the Lease, Tenant has no purchase options, rights of first offer or rights of first refusal to purchase the Property or to renew or extend the term of the Lease.

9.
Tenant acknowledges that Section 3.10 of the Lease erroneously references a Section 8.1.1. and that the Lease does not contain a Section 8.1.1.  Tenant hereby acknowledges and agrees that Section 3.10 should correct reference Section 8.1.2. of the Lease, and accordingly, from and after the date hereof, the Lease shall be amended such that the reference to “Section 8.1.1.” in Section 3.10 of the Lease shall be deleted and replaced with “Section 8.1.2.”.

10.	Tenant is not aware of any defects in work or materials relating to any portion of Landlord’s Work.

Tenant makes the above certifications knowing that Purchaser and its mortgage lender shall rely thereon.

Tenant has taken reasonable steps to verify the information contained herein.  The statements made or facts contained in this estoppel certificate, however, are made based on Tenant’s awareness as of the date hereof, and shall not operate or be construed as a waiver of any of Tenant’s claims or rights based on additional or new information.

Very truly yours,

FOOT LOCKER RETAIL, INC.

By:	/s/
Name:
Title:

2

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LEASE

KNOW ALL MEN BY THESE PRESENTS that _____________ having offices at _______________________ (the “Assignor”),in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by ____________________________ having offices at ____________________________ (the “Assignee”),the receipt and sufficiency of which is hereby acknowledged, hereby assigns unto the Assignee all of Assignor’s right, title and interest in and to the following:

That certain Lease made and entered into by Assignor and set forth on Schedule “A” attached hereto occupying space at those certain premises located at 2061-2063 86th Street, Brooklyn, New York (the “Lease”).

TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns, from and after the date hereof subject to the terms, covenants, conditions and provisions contained in the Lease.

This assignment is made without warranty or representation, express or implied, by, or recourse against, the Assignor of any kind or nature whatsoever except as specifically provided in that certain Purchase and Sale Agreement dated as of March__, 2011 between 2061 86th Street LLC, as Seller, and American Realty Capital III, LLC, as Purchaser (the “Purchase Agreement”).

The Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Lease herein assigned by the Assignor to the Assignee from and after the date hereof and hereby agrees to perform all of the terms, covenants and conditions contained in the Lease from and after the date hereof, all with the full force and effect as if Assignee had signed the Lease originally as the landlord named therein.  Assignor shall remain liable and responsible for any unperformed obligations under the Lease which arose prior to the date of this Agreement.

This Agreement may be executed in counterparts, which counterparts, when taken together, shall constitute a single agreement.

Rent and rent arrears (including any additional rent) collected under the Lease shall be treated in accordance with the requirements of Article 11 of the Purchase Agreement, which is incorporated herein by this reference.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the ____ day of __________________, 2011.

ASSIGNOR:

By:

ASSIGNEE:

By:

2

EXHIBIT D

SURVEY

See Attached.

2